Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among:

ANDOR LLC,

ANDOR MERGER CO.,

APOGEE THERAPEUTICS, INC.,

and

ABBVIE INC.,

solely for the limited purposes set forth herein.

Dated as of June 18, 2026

i

(cont’d)

(cont’d)

(cont’d)

EXHIBIT

Exhibit A	Definitions	A-1

Exhibit B	Voting Agreement	B-1

Exhibit C	Certificate of Incorporation of the Surviving Corporation	C-1

Exhibit D	Written Consent	D-1

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of June 18, 2026, by and among: Andor LLC, a Delaware limited liability company and a wholly owned Subsidiary of Guarantor (“Parent”); Andor Merger Co., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”); Apogee Therapeutics, Inc., a Delaware corporation (the “Company”); and solely for the purposes of Section 2.2(b)(iii), Section 2.3(b), Section 5.1(b), Section 5.5, Section 5.10, Section 5.11, Section 8.4, Section 8.5, Section 8.7 and Section 8.10, AbbVie Inc., a Delaware corporation (“Guarantor”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement.

B. In furtherance of such acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent (the “Surviving Corporation”).

C. The board of directors of the Company (the “Company Board”) has unanimously (a)  determined that the consummation of the Merger, the transactions contemplated by this Agreement (such transactions, together with the Merger, the “Transactions”) are advisable and fair to, and in the best interests of, the Company and its stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger, (c) recommended the adoption of this Agreement by the holders of Company Common Stock (the “Company Board Recommendation”), and (d) directed that such matter be submitted to the Company’s stockholders for their adoption.

D. The boards of directors of Parent and Merger Sub have unanimously approved the execution, delivery, and performance of this Agreement and the consummation of the Transactions, including the Merger, and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

E. Fairmount Healthcare Fund II L.P., Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC and Venrock Healthcare Capital Partners EG, L.P. (together, the “Supporting Stockholders”), each a holder of shares of Company Non-Voting Common Stock, have delivered a Written Consent to the Company and, concurrently with the execution and delivery of this Agreement and as an inducement to each of Guarantor’s, Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the Supporting Stockholders is entering into a voting agreement in the form attached as Exhibit B hereto (the “Voting Agreement”), pursuant to which, and subject to the terms and conditions thereto, among other things, the Supporting Stockholders have agreed to vote their Company Common Stock in favor of the Transactions, including the Merger.

F. Concurrently with the execution and delivery of this Agreement and as an inducement to each of Guarantor’s, Parent’s and Merger Sub’s willingness to enter into this Agreement, certain individuals have each entered into a restrictive covenant agreement with Parent, each of which shall become effective at the Effective Time.

G. Immediately following the execution and delivery of this Agreement, Parent, as the sole stockholder of Merger Sub, shall approve and adopt this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements in this Agreement, and intending to be legally bound, Parent, Merger Sub, the Company and for the limited purposes set forth herein, Guarantor, agree as follows:

ARTICLE I
THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under the laws of the State of Delaware (“Delaware Law”) as the Surviving Corporation and a wholly owned Subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place (a) remotely by electronic exchange of executed documents, commencing at 10:00 a.m., New York City time, on the date that is two (2) business days after the date on which all conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver thereof at or prior to the Closing) or (b) at such other place, time, and date as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.5 Organizational Documents of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to conform to Exhibit C until, subject to Section 5.7, thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b) The Parties shall take all necessary action such that the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation (except that all references in such bylaws of Merger Sub to its name, date of incorporation, registered office or registered agent shall instead refer to the name, date of incorporation, registered office and registered agent, respectively, of the Surviving Corporation) until, subject to Section 5.7 thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 1.6 Directors of the Surviving Corporation. The Parties shall take all necessary action such that the directors of Merger Sub as of immediately prior to the Effective Time shall become the only directors of the Surviving Corporation and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal.

Section 1.7 Officers of the Surviving Corporation. The officers of Merger Sub as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation, or removal.

Section 1.8 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE II
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, or the holders of any security of the Company or Merger Sub:

(i) Conversion of Company Common Stock. Each share of Company Common Stock (each, a “Share”) that is outstanding immediately prior to the Effective Time, but excluding Cancelled Shares and Dissenting Shares, shall be converted automatically into the right to receive $135.11 per Share in cash (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall cease to exist and no longer be outstanding, and any holder of Book-Entry Shares, or Certificates that immediately prior to the Effective Time represented such Shares, shall cease to have any right with respect to such Shares other than the right to receive the Merger Consideration.

(ii) Cancellation of Shares. Each Share that is (a) owned by the Company or any wholly owned Company Subsidiary as treasury stock or otherwise, including Shares reserved for issuance under the Company Equity Plan or the Company ESPP, or (b) held, directly or indirectly, by Guarantor, Parent, Merger Sub, or any other wholly owned Subsidiary of Guarantor immediately prior to the Effective Time (the “Cancelled Shares”), shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(iii) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid, and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed in accordance with this Agreement into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the amount of cash into which each Share is converted in the Merger shall be adjusted to the extent appropriate. For the avoidance of doubt, the Company Warrants outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.4 in connection with the Merger.

(b) Appraisal Rights. Notwithstanding anything to the contrary in this Agreement, to the extent required by the DGCL, any Share that is issued and outstanding immediately prior to the Effective Time and that is held by a holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and is entitled to demand and properly demands appraisal of such Share, as applicable (a “Dissenting Share”), pursuant to, and who has properly exercised and perfected his or her demand for appraisal rights under and complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall not be converted into the right to receive the Merger Consideration but instead shall entitle the holder thereof only to such rights as are granted to holders of Dissenting Shares pursuant to Section 262 of the DGCL; provided, however, that any Dissenting Share held by a holder who shall have failed to perfect or otherwise shall have waived, withdrawn, or otherwise lost his or her Appraisal Rights in respect of such Dissenting Share, then such Dissenting Share shall be deemed no longer to be a Dissenting Share and be treated as if it had been converted into, and become exchangeable solely for, as of the Effective Time the right to receive, without interest or duplication, the Merger Consideration pursuant to Section 2.1(a). The Company shall give prompt written notice to Parent of any demand received by the Company for the appraisal of any Share (or any written threat thereof), of any withdrawal (purported or otherwise) of any such demand and of any other document or instrument served pursuant to the DGCL and received by the Company arising under Section 262 of the DGCL and any alleged dissenter’s right. Parent shall have the right to participate in any and all negotiations and Legal Proceedings with respect to any such demand. During the Pre-Closing Period, the Company shall not, without the prior written consent of Parent, make any payment or demand with respect to, or settle or compromise or offer to settle or compromise, any such payment or demand, or agree to do any of the foregoing.

(c) Certain Adjustments. If, during the Pre-Closing Period, the outstanding Shares of the Company shall have been changed into a different number of Shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, or exchange of Shares, the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. No later than the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed to act as a paying agent hereunder and approved in advance by the Company in writing (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares), payable upon due surrender of the certificates that, immediately prior to the Effective Time, represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or uncertificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II (such cash being referred to as the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the third (3rd) business day following the Closing Date, Parent shall cause the Paying Agent to mail to each holder of record of Shares whose Shares were Certificated and converted into the right to receive Merger Consideration pursuant to Section 2.1(a), (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually reasonably agree) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) in exchange for Merger Consideration.

(ii) Upon (A) surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent, together with such letter of transmittal, duly completed, and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent in the case of Shares that are Certificated or (B) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Book-Entry Shares, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares and (y) the Merger Consideration. Notwithstanding anything to the contrary in this Agreement, no holder of Book-Entry Shares will be required to provide a Certificate or an executed letter of transmittal to the Paying Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.1(a). No interest shall be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof). In the event of a transfer of ownership of Shares that is not registered in the stock transfer books of the Company, payment of Merger Consideration upon due surrender of a Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.
(iii) Notwithstanding anything in this Agreement to the contrary, each of Guarantor, Parent, the Company, their respective Affiliates and the Paying Agent, as applicable, shall be entitled to deduct and withhold from any amount otherwise payable under this Agreement (including pursuant to Section 2.3) such amounts as are required to be withheld or deducted under the Code, or under any provision of state, local, or non-U.S. Tax Law, with respect to the making of such payment. Any amounts so deducted or withheld shall be timely paid over to the appropriate Governmental Body. To the extent that amounts are so deducted or withheld and timely paid over to the relevant Governmental Body, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfer on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, the holder of any such Certificate or Book-Entry Share shall be given a copy of the letter of transmittal referred to in Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investment thereof) that remains undistributed to the former holders of Shares on the 12-month anniversary of the Effective Time shall thereafter be delivered to the Surviving Corporation upon demand, and any former holder of Shares who has not surrendered their Shares in accordance with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e) No Liability. Notwithstanding anything to the contrary in this Agreement, none of the Company, Guarantor, Parent, Merger Sub, the Surviving Corporation, the Paying Agent, or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(f) Investment of Exchange Fund. All cash included in the Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to this Article II, and following any loss from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Shares of the Company. Any interest and other income resulting from such investments that is not required to satisfy payments to holders of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to this Article II shall be paid to the Surviving Corporation or Parent, as directed by Parent, on the earlier of (i) one (1) year after the Effective Time or (ii) the full payment of the Exchange Fund.

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen, or destroyed, upon the making of an affidavit in customary form of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by the Paying Agent, the posting by such Person of a bond in reasonable and customary amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen, or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen, or destroyed Certificate multiplied by the Merger Consideration.

Section 2.3 Treatment of Company Equity Awards.

(a) As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Guarantor, Parent, Merger Sub, or the Company, other than as set out in Section 2.3(d), each then-outstanding Company Equity Award shall be treated as follows:

(i) each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested) having an exercise price per Share that is less than the Merger Consideration shall be cancelled and converted into the right to receive cash in an amount, without interest, equal to the product of (A) the total number of Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (B) the excess of (x) the Merger Consideration over (y) the exercise price payable per Share under such Company Option, which amount, if any, shall be paid in accordance with Section 2.3(c);
(ii) each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested) having an exercise price per Share that is greater than or equal to the Merger Consideration shall be cancelled without any consideration being payable in respect thereof, and have no further force or effect;
(iii) each outstanding award of Company Restricted Stock Units outstanding immediately prior to the Effective Time shall fully vest, be cancelled, and convert into the right to receive a lump sum cash payment, without interest, equal to the product of (A) the Merger Consideration multiplied by (B) the number of Shares subject to such award of Company Restricted Stock Units; and

(iv) each outstanding award of Company Restricted Stock outstanding immediately prior to the Effective Time shall fully vest and be converted into the right to receive the Merger Consideration for each such share of Company Restricted Stock.
(b) With respect to any amount payable under Section 2.3(a) that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of such amount would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, such payment shall instead be made at the earliest time permitted under this Agreement and the terms of the corresponding award that will not result in the imposition of such Tax or penalty.

(c) All payments described in Section 2.3(a) (except in the case of any Company Restricted Stock for which an election under Code Section 83(b) was timely made) shall be paid through the payroll system or payroll provider of the Surviving Corporation or its applicable Affiliate in the next regularly scheduled payroll of the Company that is at least five (5) days following the Effective Time, except as provided in Section 2.3(b). Notwithstanding anything to the contrary in the foregoing, if any such payment cannot be made through such payroll system or payroll provider, then the Surviving Corporation or its applicable Affiliate will issue a check for such payment at the same time that the payments are made through payroll, except as provided in Section 2.3(b).

(d) The Company Board (or, if appropriate, any appropriate committee thereof) will pass such resolutions and take all actions reasonably necessary with respect to the Company ESPP to, contingent on the Effective Time, provide that (i) except for the offering period under the Company ESPP in effect on the date hereof (the “Final Offering Period”), no new offering period will commence following the date hereof unless and until this Agreement is terminated; and (ii) from and after the date hereof, no new participants will be permitted to participate in the Company ESPP and participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on the date of this Agreement. If the Effective Time occurs: (x) during the Final Offering Period, (A) the final exercise date(s) under the Company ESPP shall be such date as the Company Board (or, if appropriate, any appropriate committee thereof) determines in its sole discretion (provided that such date shall be no later than the date that is five (5) days prior to the Effective Time) (the “Final Exercise Date”), and (B) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase whole Shares in accordance with the terms of the Company ESPP as of the Final Exercise Date, which Shares, to the extent outstanding immediately prior to the Effective Time, shall be canceled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 2.1; or (y) after the end of the Final Offering Period, all amounts allocated to each participant’s account under the Company ESPP at the end of the Final Offering Period shall thereupon be used to purchase whole Shares under the terms of the Company ESPP for such offering period, which Shares, to the extent outstanding immediately prior to the Effective Time, shall be canceled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 2.1. As promptly as practicable following the purchase of Shares in accordance with the foregoing clauses (x) or (y), the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase.

(e) Prior to and contingent upon the Effective Time, the Company Board (or, if appropriate, any appropriate committee thereof) shall adopt such resolutions or take such other necessary actions (including obtaining any required consents or delivering any required notices):

(i) to effect the treatment described in Section 2.3(a); and
(ii) to terminate the Company Equity Plan  (and awards thereunder) and the Company ESPP as of the Effective Time without liability to Parent, the Surviving Corporation or any of their Affiliates, other than the obligation to make the payments contemplated by Section 2.1 or Section 2.3(a) or (d), as applicable.
The Company shall provide to Parent or its Representatives, prior to Closing, copies of all documentation evidencing satisfactory completion of the actions necessary and appropriate to effectuate the actions contemplated in this Section 2.3(e).
Section 2.4 Treatment of Company Warrants.

(a) Each Company Warrant that is outstanding as of immediately prior to the Effective Time will, upon the Effective Time, in accordance with Section 9(c) of such Company Warrant, become exercisable by the holder thereof solely for the same Merger Consideration as such holder would have been entitled to receive following the Effective Time pursuant to Section 2.1 if such holder had been, immediately prior to the Effective Time, the holder of the number of shares of Company Common Stock then issuable upon exercise in full of such Company Warrant without regard to any limitations on exercise contained therein. For the avoidance of doubt, any Company Warrant that is exercised prior to the Effective Time shall be an outstanding share of Company Common Stock and treated in accordance with Section 2.1.

(b) Following the date of this Agreement and prior to the Effective Time, (a) the Company shall comply with all of its obligations under the Company Warrants and shall take all such actions as may be required to effect the treatment of the Company Warrants described in this Section 2.4, including delivering in a timely manner under the terms of each Pre-Funded Warrant the notices contemplated by Section 9(f) of each Company Warrant, (b) the Company shall promptly notify Parent if any holder of any Company Warrant elects to exercise such Company Warrant, and (c) the Company shall not amend, supplement or modify any of the terms of any Company Warrant without the prior written consent of Parent.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as (A) set forth in the Company Disclosure Schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement or (B) expressly disclosed in any Company SEC Documents filed with, or furnished to, the SEC and publicly available on or after July 13, 2023 and at least one (1) business day prior to the date of this Agreement, other than all risk factor disclosures, disclosures about market risk, or other cautionary, predictive or forward-looking disclosures contained therein that do not relate to specific historical events or circumstances affecting the Company (provided that nothing disclosed in the Company SEC Documents shall be deemed to be a qualification of, or modification to, (i) the representations and warranties set forth in Section 3.1, Section 3.3, Section 3.4, Section 3.5 and Section 3.9(a) and (c); or (ii) representations and warranties the relevance of that disclosure as an exception to (or a disclosure for purposes of) is not reasonably apparent on the face of such disclosure):

Section 3.1 Due Organization; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing, and in good standing under the Delaware Law and has all necessary power and authority to (i) conduct its business in the manner in which its business is currently being conducted and (ii) own, lease and operate its assets and properties in the manner in which its assets and properties are currently owned and used. The Company is duly qualified, registered, licensed or otherwise authorized to do business, and is in good standing, in each jurisdiction where the nature of its business requires such qualification, registration, licensing or other authorization and has all the authorizations required to own, lease and operate its properties and assets, except where the failure to be so qualified, registered, licensed or otherwise authorized to do business, or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger by the End Date.

(b) The Company does not own any capital stock of, any other equity interest of, or any equity interest of any nature in any other equity-linked or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, equity-linked or similar interest in any other Entity other than the Company Subsidiaries. The Company has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(c) Section 3.1(c) of the Company Disclosure Schedule identifies each Subsidiary of the Company (each, a “Company Subsidiary,” and collectively, the “Company Subsidiaries”) and indicates its jurisdiction of organization. Each Company Subsidiary is a corporation or other business entity duly incorporated, formed or organized (as applicable), validly existing, and in good standing (to the extent a concept of “good standing” is applicable) under the Laws of its jurisdiction of incorporation, formation or organization and has full corporate or other organizational power and authority required to own, lease, or operate, as appropriate, the assets and properties that it purports to own, lease, and operate and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where such qualification is necessary, except, in each case, where any failure thereof would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger by the End Date. All outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable and owned by the Company, by another Company Subsidiary, or by the Company and another Company Subsidiary, free and clear of all Encumbrances other than restrictions imposed by applicable Securities Laws or the organizational documents of any such Subsidiary.

Section 3.2 Certificate of Incorporation and Bylaws. The Company has made available to Parent or its Representatives accurate and complete copies of the Organizational Documents of the Company and of each Company Subsidiary, including all amendments thereto, as in effect on the date of this Agreement. None of the Company or any Company Subsidiary is in violation of any provision of its Organizational Documents except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger by the End Date.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 400,000,000 shares of Company Common Stock, of which (x) 61,697,073 shares of Company Voting Common Stock have been issued or are outstanding as of the close of business on June 15, 2026 (the “Reference Date”), (y) 13,486,642 shares of Company Non-Voting Common Stock have been issued or are outstanding as of the Reference Date and (z) 285,411 were shares of Company Restricted Stock outstanding as of the Reference Date, (ii) 10,000,000 shares of Company Preferred Stock, none of which are issued or outstanding as of the close of business on the Reference Date. All of the outstanding Shares have been duly authorized, validly issued and are fully paid and nonassessable. Since the Reference Date through the date hereof, the Company has not (A) issued any Company Common Stock or incurred any obligation to make any payments based on the price or value of any Company Common Stock, except for Company Common Stock issued upon the exercise of Company Options or Company Warrants or in settlement of Company Restricted Stock Units, in each case, as set forth in Section 3.3(c), or (B) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of Company Common Stock.

(b) As of the date of this Agreement: (i) no outstanding Share is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance, or any similar right; (ii) no outstanding Share is subject to any right of first refusal in favor of the Company; (iii) no outstanding bond, debenture, note, or other Indebtedness of the Company has a right to vote on any matter on which the Company stockholders have a right to vote; and (iv) no Company Contract relates to the voting or registration of, or restricts any Person from purchasing, selling, pledging, or otherwise disposing of (or from granting any option or similar right with respect to), any Share. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem, or otherwise acquire any outstanding Share. The Company Common Stock constitutes the only outstanding class of securities of the Company registered under the Securities Laws.

(c) As of the close of business on the Reference Date: (i) 6,720,910 Shares were issuable upon the exercise of outstanding Company Options; (ii) 349,868 Shares were subject to Company Restricted Stock Units; (iii) 2,157,626 Shares were reserved and available for issuance under the Company ESPP; and (iv) 365,853 Shares were issuable upon the exercise of outstanding Company Warrants. The Company has made available to Parent or its Representatives copies of the Company Equity Plan covering the Company Equity Awards outstanding and the forms of all award agreements evidencing such Company Equity Awards (and any material deviations therefrom), in each case, as of the date of this Agreement. Each Company Option was granted in accordance with the terms of the applicable Company Equity Plan and in compliance with all applicable Laws, and no Company Option will trigger any liability to the holder thereof under Section 409A of the Code. The Company represents and warrants that each Company Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code has been granted, administered and maintained in compliance in all material respects with the requirements of Sections 421 and 422 of the Code and the Treasury Regulations promulgated thereunder, including, without limitation, the applicable shareholder approval, exercise price, term, annual limitation and eligible recipient requirements. No such Company Option has been modified, extended or renewed, and no other action has been taken with respect to any such Company Option, in each case in a manner that would cause such Company Option to fail to qualify as an “incentive stock option” under Section 422 of the Code. All Company Warrants are made on the terms of the Form of Warrant Agreement as filed as an exhibit to the Company’s Current Report on Form 8-K filed on October 10, 2025. Except as set forth on Section 3.3(c) of the Company Disclosure Schedule, no Shares are subject to any offering period under the Company ESPP. To the knowledge of the Company, each holder of Company Restricted Stock has timely filed a valid election under Section 83(b) of the Code with respect to such holder’s Company Restricted Stock.

(d) Section 3.3(d) of the Company Disclosure Schedule sets forth a correct and complete list of all Company Equity Awards and Company Warrants outstanding as of the Reference Date, including with respect to each such Company Equity Award and Company Warrant: (i) the name of the holder thereof; (ii) the number of Shares subject (or allocated) to such Company Equity Award; (iii) the grant or issuance date; (iv) any applicable vesting schedule, including any acceleration provisions applicable thereto; (v) with respect to each Company Option and Company Warrant, the exercise price; (vi) with respect to each Company Option, the expiration date; and (vii) with respect to each Company Option, whether it is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(e) Except as set forth in this Section 3.3, as of the close of business on the Reference Date, there is no: (i) outstanding share of capital stock or other equity interest in the Company or any of its Subsidiaries; (ii) outstanding subscription, option, call, warrant, right (whether or not currently exercisable) agreement or commitment of any character to acquire any share of capital stock, restricted stock unit, stock-based performance unit, or any other right that is linked to, or the value of which is in any way based on or derived from the value of any share of capital stock or other securities of the Company or any of its Subsidiaries, in each case, issued by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is bound; (iii) outstanding security, instrument, bond, debenture, note, or obligation that is or may become convertible into or exchangeable for any share of the capital stock or other securities of the Company or any of its Subsidiaries; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any share of its capital stock or any other security.

Section 3.4 Authority; Binding Nature of Agreement. The Company has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Transactions, subject, in the case of the consummation of the Merger, only to the adoption of this Agreement by the Required Company Stockholder Approvals. The Company Board (at a meeting duly called and held) on or prior to the date of this Agreement has unanimously: (a) determined that the Transactions, including the Merger are advisable and fair to, and in the best interests of, the Company and its stockholders; (b)  authorized and approved the execution, delivery, and performance of this Agreement and the Voting Agreement by the Company and unanimously approved the Merger; and (c)  recommended the adoption of this Agreement by the holders of Company Common Stock and (d) directed that such matter be submitted to the Company’s stockholders for their adoption. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding agreements of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. No other corporate action on the part of the Company or any Company Subsidiaries is required to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions.

Section 3.5 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Company’s Organizational Documents, (ii) assuming that all consents, approvals, and other authorizations described in Section 3.5(b) have been obtained and that all filings and other actions described in Section 3.5(b) have been made or taken and the Required Company Stockholder Approvals have been obtained, conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by the Company or any Company Subsidiary under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the loss of any benefit under, or the creation of any Encumbrance on the properties or assets of the Company pursuant to, any Material Contract, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflict, violation, breach, default, or other occurrence that would not, individually or in the aggregate, have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger by the End Date and as set forth in Section 3.5(a) of the Company Disclosure Schedule.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization, or permit of, or filing with or notification to any Governmental Body except for (i) applicable requirements, if any, of the Exchange Act, (ii) the filing with the SEC of the Proxy Statement, (iii) any filing required under the rules and regulations of NASDAQ Global Markets, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) the premerger notification and waiting period requirements of the HSR Act, (vi) any consent, approval, order, authorization, authority, transfer, waiver, disclaimer, registration, declaration, or filing set forth in Section 3.5(b) of the Company Disclosure Schedule, and (vii) any other consent, approval, order, authorization, authority, transfer, waiver, disclaimer, registration, declaration, or filing, which, in each case, if not obtained or made would not, individually or in the aggregate, have a Material Adverse Effect.

(c) The Company represents and warrants that since January 1, 2023, it has not waived any confidentiality, standstill, non-disclosure, non-solicitation or similar agreement, restriction or covenant to which the Company or any Subsidiary is a party.

Section 3.6 Vote Required. The affirmative vote or written consent of the holders of (a) a majority of the shares of Company Voting Common Stock outstanding on the record date (the “Required Company Voting Stockholder Approval”) and (b) for so long as at least 6,061,821 shares of Company Non-Voting Common Stock remain issued and outstanding, a majority of the outstanding shares of Company Non-Voting Common Stock (the “Required Non-Voting Stockholder Approval” and together with the Required Company Voting Stockholder Approval, the “Required Company Stockholder Approvals”), are the only votes or approvals of the holders of any class or series of the Company’s capital stock, or any holder of any other security of the Company, necessary to adopt this Agreement and approve the Merger. The execution and delivery of a written consent by the Supporting Stockholders in the form attached hereto as Exhibit D (the “Written Consent”) adopting this Agreement and approving the transactions contemplated hereby, including the Merger, in accordance with the Organizational Documents of the Company and the DGCL, will satisfy the Required Non-Voting Stockholder Approval.

Section 3.7 Section 203 of the DGCL. The Company Board has taken all actions so that the restrictions applicable to business combinations in Section 203 of the DGCL shall be inapplicable to the execution, delivery, and performance of this Agreement and to the consummation of the Merger and the other Transactions.

Section 3.8 SEC Filings; Financial Statements.

(a) Since July 13, 2023, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with or to the SEC (the “Company SEC Documents”). As of their respective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and applicable to such Company SEC Documents or the Company and, except to the extent that information in such Company SEC Document has been revised, amended, modified, or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification, or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b) The consolidated financial statements (including related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10‑Q, Form 8‑K, or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position, results of operations or financial performance and cash flows of the Company and its Subsidiaries and as of the respective dates thereof and for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). The Company does not intend to correct or restate, nor, to the knowledge of the Company, is there any basis for any correction or restatement of, any aspect of any of the financial statements referred to in this Section 3.8(b).

(c) The Company maintains, and at all times since July 13, 2023, has maintained, a system of accounting and internal controls over financial reporting (within the meaning of Rules 13a‑15(f) and 15d‑15(f) promulgated under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company that could have a material effect on the Company’s consolidated financial statements. To the knowledge of the Company, since July 13, 2023, neither the Company nor the Company’s independent registered accounting firm has identified or been made aware of any: (A) significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (B) illegal act or fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting; or (C) claim or allegation regarding any of the foregoing.

(d) The Company maintains disclosure controls and procedures required by Rule 13a‑15 or 15d-15 promulgated under the Exchange Act that are designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) Neither the Company nor any Company Subsidiary is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership, or any similar Contract (including any Contract arising out of or relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose, or limited purpose Entity, on the other hand, or any “off-balance sheet arrangement” (within the meaning of Item 303(a) of Regulation S-K promulgated under the Exchange Act)) where the result, purpose, or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s published financial statements or other Company SEC Documents.

(f) As of the date of this Agreement, there is no outstanding or unresolved comment in any comment letter received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review and there is no inquiry or investigation by the SEC, or any internal investigation pending or threatened, in each case, regarding any accounting practice of the Company.

Section 3.9 Absence of Changes.

(a) Since December 31, 2025 through the date of this Agreement, there has not occurred any Material Adverse Effect.

(b) Except as contemplated by this Agreement, since December 31, 2025 through the date of this Agreement, the Company and the Company Subsidiaries have operated their respective businesses in all material respects in the ordinary course of business (except for discussions, negotiations, and transactions related to this Agreement or other potential strategic transactions).

(c) Since December 31, 2025, the Company has not taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of the covenants set forth in Section 5.2 (excluding activities conducted in the Company’s ordinary course of business under clauses (iii) or (v) of Section 5.2(b)).

Section 3.10 Title to Assets. Excluding any Company Owned IP (which is covered by Section 3.12), the Company and each Company Subsidiary has, in all material respects, good and valid title to all material assets owned by it as of the date of this Agreement, including all material assets reflected on the Company’s consolidated balance sheet as of December 31, 2025 in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2025 (the “Balance Sheet”), except for assets sold or otherwise disposed of in the ordinary course of business since January 1, 2026.

Section 3.11 Real Property.

(a) Neither the Company nor any of its Subsidiaries own any real property.

(b) The Company or one of the Company Subsidiaries holds a good, valid and existing leasehold interest in all material real property that is licensed, leased, or subleased, used or otherwise occupied by the Company or such Subsidiary, as applicable, from another Person (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances. The Company or one of the Company Subsidiaries are the sole holders of good and valid leasehold interests in and to all of the Leased Real Property. Section 3.11(b) of the Company Disclosure Schedule sets forth a true and complete list of all Company Leases and identifies the street address of the applicable Leased Real Property subject thereto. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice of, nor does there exist, any event or circumstance that, with notice or lapse of time, or both, would constitute a violation or breach or default under any Company Lease by the Company or one of the Company Subsidiaries or, to the knowledge of the Company or any Company Subsidiary, any other party to any Company Lease. All rents, additional rents and other amounts due to date pursuant to each Company Lease have been paid in all material respects.

(c) The Leased Real Property collectively constitutes all of the material real property necessary to operate the business of the Company as currently conducted in all respects material to the business of the Company and its Subsidiaries, taken as a whole. All buildings, structures, fixtures, material items of equipment or other material tangible assets owned or leased to the Company or any of its Subsidiaries (including the Leased Real Property) are adequate for the conduct of the business of the Company and its Subsidiaries in the manner in which such businesses are currently being operated and are in good operating condition and repair (other than ordinary wear and tear) and do not require any material renovations to continue to operate the businesses of the Company and its Subsidiaries in the ordinary course of business, in each case, except as would not reasonably be expected to have a Material Adverse Effect. No casualty event has occurred with respect to any Leased Real Property that has not been remedied in all material respects. No material rezoning, condemnation or eminent domain or similar event or proceeding is pending or threatened in writing, or to the knowledge of the Company, orally, with respect to any Leased Real Property.

(d) No Person other than the Company or one of the Company Subsidiaries leases, subleases, licenses or otherwise has the right to use or occupy the Leased Real Property or any portion thereof.

Section 3.12 Intellectual Property; Data Privacy and Security.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Owned Registered IP and Company Licensed Registered IP as of the date of this Agreement, including for each item of Company Owned Registered IP and Company Licensed Registered IP: (i) the registrant(s)/applicant(s)/assignee(s) of record; (ii) the jurisdiction of application, publication or registration; (iii) the application, publication or registration number; (iv) the date of filing, publication or registration; and (v) whether such item is solely or jointly owned by, or exclusively licensed to, Company or any Company Subsidiary. For each such item of Company Owned Registered IP that is owned, but not owned exclusively by the Company or any Company Subsidiary, and for any item of Company Licensed Registered IP, Section 3.12(a) of the Company Disclosure Schedule also identifies the third-party co-owner(s) or third-party licensors (as applicable) thereof. The Company Owned Registered IP and Company Licensed Registered IP is subsisting, and to the knowledge of the Company, if issued, valid and enforceable.

(b) All issuance, renewal, maintenance and other payments required to be paid with the applicable Intellectual Property Rights office or register as of the date hereof and as of Closing Date with respect to any material Patents or Patent applications included in the Company Owned IP have been timely paid in full. The Company and each Company Subsidiary has complied in all material respects with all applicable Laws, including any duties of candor to applicable Patent offices, in connection with the filing, prosecution and maintenance of the material Patents and, to the extent applicable, Patent applications included in the (i) Company Owned Registered IP and (ii) Company Licensed Registered IP, in the case of this clause (ii), to the extent the Company or a Company Subsidiary is responsible for prosecution and maintenance.

(c) The Company and the Company Subsidiaries (i) are the sole and exclusive owners of all right, title and interest in all Company Owned IP free and clear of all Encumbrances other than Permitted Encumbrances and (ii) have licensed or otherwise have the right to use, pursuant to valid, written Contracts, all Company Licensed IP.  All Company Owned IP and the rights the Company or a Company Subsidiary hold in the Company Licensed IP, collectively, constitute all of the Intellectual Property Rights that are used in the conduct of the business of the Company and the Company Subsidiaries as currently conducted, and as contemplated by the Company as of the Closing to be conducted, including with respect to the research, testing, development, labeling, manufacturing, handling, packaging, storing, supply, promotion, exportation, distribution, offer for sale, sale or commercialization of any Products. Except as identified on Section 3.12(c) of the Company Disclosure Schedule, (A) no Company Licensed IP is material to the Company and its Subsidiaries, including the manufacture, sale, offer for sale or other commercialization of any Products, (B) Paragon has not provided notice to the Company under any Paragon Agreement of any Multispecific Antibody (as defined therein) subject to the Company’s right of first negotiations, and the Company has neither entered into negotiations or declined to enter into negotiations with respect to any such Multispecific Antibody, and (C) no Product is the result of any research program, services or other work performed by or with an upstream licensor under the Paragon Agreements. All Designated Multispecific Antibodies (as defined in the Paragon TSLP License) are identified in item (D) of Section 3.12(c) of the Company Disclosure Schedule.

(d) (i) The operation of the Company and the Company Subsidiaries, including with respect to the research, testing, development, labeling, manufacturing, handling, packaging, storing, supply, promotion, exportation, distribution, offer for sale, sale or commercialization of the Products, has not infringed, misappropriated or otherwise violated as currently conducted, and does not and, as contemplated by the Company as of the Closing to be conducted, will not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party, and (ii) to the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any material Company Owned IP or any Company Licensed IP that is exclusively licensed to Company or any Company Subsidiary. Since January 1, 2023, no Legal Proceeding is or has been pending (or, to the knowledge of the Company, is or has been threatened in writing) against the Company or any Company Subsidiary (x) alleging that the operation of the business of the Company or any Company Subsidiary, including with respect to the research, testing, development, labeling, manufacturing, handling, packaging, storing, supply, promotion, exportation, distribution, offer for sale, sale or commercialization of any of the Products, infringes, misappropriates or otherwise violates any Intellectual Property Right of any third party or (y) contesting or challenging the validity, enforceability or ownership of any Company Owned IP or Company Licensed IP exclusively licensed to the Company or any Company Subsidiary.

(e) Except as identified on Section 3.12(e) of the Company Disclosure Schedule, (i) the Company and the Company Subsidiaries do not have any obligations pursuant to the Bayh-Dole Act, 35 U.S.C. §200-212, or other similar obligations under the Laws of any jurisdiction, including with respect to any Patents that are part of the Company Owned IP or Company Licensed Registered IP (and are in compliance with any such obligations to the extent applicable), and (ii), no Company Owned IP or, to the knowledge of the Company, Company Licensed IP exclusively licensed to the Company or any Company Subsidiary, was developed with funding from, or using the facilities, personnel or other resources of, any university, college, other educational institution, research center or Governmental Body.

(f) No Company Associate developed any Company Owned IP in the course of employment or other engagement with any university, college, other educational institution, research center or Governmental Body.  No such institution, or any other third party, owns or has any claim to any ownership interest or other right, title or interest in or to any Company Owned IP or any Product (other than each applicable licensor solely with respect to its applicable Company Licensed IP).

(g) The Company and the Company Subsidiaries have obtained from each Company Associate that has been involved in the creation or development of any material Intellectual Property Rights for or on behalf of the Company or a Company Subsidiary a written valid and enforceable agreement containing a present assignment of such Intellectual Property Rights to the Company or a Company Subsidiary.  Additionally, the Company and the Company Subsidiaries have obtained from each Company Associate that has had access to any material confidential information of the Company and the Company Subsidiaries a written valid and enforceable agreement containing reasonable confidentiality provisions for the benefit of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have taken commercially reasonable measures to protect and maintain the confidentiality of the material Trade Secrets included in the Company Owned IP and Company Licensed IP. The Trade Secrets included in the Company Owned IP and Company Licensed IP have not been disclosed to any third party except pursuant to written non-disclosure agreements or professional confidentiality obligations in forms substantially similar to those that have previously been disclosed to Parent.

(h) The Company and the Company Subsidiaries are, and have been, in compliance in all material respects with applicable law and contracts to which they are party relating to the use of machine learning, deep learning, and other artificial intelligence technologies (“AI Technology”), and have not been subject to any written notification, claim, demand, audit or action investigating or alleging any violation thereof. The Company and the Company Subsidiaries (i) own or have otherwise secured valid rights and consents to all data or content used to train, tune, or customize, or otherwise input into, any AI Technology, and (ii) have not used any Trade Secrets to train, validate, test, improve, or deploy any AI Technology. No AI Technology has been used in the development, generation or reduction to practice of any Company Owned Intellectual Property or, to the Knowledge of the Company, any Company Licensed Intellectual Property in a manner that could qualify, limit, impair, or otherwise adversely impact the Company’s or any Company Subsidiary’s proprietary rights in or ability to use, register, enforce, or otherwise exploit such Intellectual Property.

(i) Since the Formation Date, there has not been any material incident of unauthorized access or other unauthorized intrusion into the Company IT Assets. The Company IT Assets operate and perform in all material respects as required by the Company and the Company Subsidiaries in connection with the conduct of their businesses, and the Company IT Assets are free from material bugs and other material defects and do not contain any material “virus”, “worm”, “spyware”, “ransomware” or other malicious software. The Company and the Company Subsidiaries have in place commercially reasonable security controls, an incident response plan, and disaster recovery procedures for Company IT Assets. The Company and the Company Subsidiaries have adopted administrative, technical and physical controls reasonably designed to protect, maintain, monitor and test the confidentiality, integrity, availability, redundancy, backup, continuous operation and security of Company IT Assets that are consistent with industry standard practices in all material respects with generally accepted industry practice standards in all material respects.

(j) Since the Formation Date: (a) the Company and the Company Subsidiaries have complied in all material respects with (i) all applicable requirements of Privacy Laws, (ii) the Company’s and the Company Subsidiaries’ published privacy policies, and (iii) the requirements of any Contract governing the Company’s or the Company Subsidiaries’ Processing of Personal Information to which the Company or the Company Subsidiaries are a party (collectively, (i)-(iii), the “Privacy Requirements”); (b) the Company and the Company Subsidiaries have adopted reasonable physical, technical, organizational, and administrative security measures and policies to (i) protect Personal Information in their custody or control, and (ii) materially comply with applicable Privacy Laws to which the Company or the Company Subsidiaries are subject; (c) the Company and the Company Subsidiaries have not experienced a material Security Incident or been required by Privacy Laws to notify any third party or Governmental Body of any Security Incident; and (d)  the Company and the Company Subsidiaries have not received any written notice, order, warning, complaint, claim, allegation or investigation from any Person relating to their Processing of Personal Information or to any alleged non-compliance with applicable Privacy Requirements. To the knowledge of the Company, there are no facts or circumstances that would reasonably be expected to give rise to any such material Security Incident or complaint, claim or investigation. On each website and online service operated by the Company or the Company Subsidiaries, the Company or the Company Subsidiaries have, since January 1, 2023, posted a privacy policy conforming in all material respects with applicable Privacy Laws and that accurately discloses how the Company or the Company Subsidiaries Process Personal Information.

(k) Where required by applicable Privacy Laws, the Company and the Company Subsidiaries own or have a valid and sufficient license or other right, permission, or consent to Process all Personal Information used in the conduct of their business as currently conducted. The execution, delivery, or performance of this Agreement by the Company and the Company Subsidiaries and the consummation of the Transactions will not violate applicable Privacy Laws in any material respect.

(l) The Company and/or the Company Subsidiaries have undertaken commercially reasonable due diligence in respect of any Processors and, where required by applicable Privacy Laws, have taken steps to contractually obligate Processors to (i) comply with applicable Privacy Laws and (ii) take commercially reasonable steps designed to protect and secure Personal Information from loss, theft, unauthorized access, use, modification, disclosure or other misuse.

(m) The Company has made available to Parent true, correct and complete copies of all privacy and security policies, procedures and safeguards adopted to comply with then-applicable requirements of all Healthcare Laws and Privacy Laws. The Company and the Company Subsidiaries have not and have not been required under applicable Privacy Laws or Healthcare Laws to enter into any Business Associate Agreement, as that term is defined under HIPAA.

Section 3.13 Contracts.

(a) Section 3.13(a) of the Company Disclosure Schedule identifies each of the following Company Contracts to which the Company is a party as of the date of this Agreement other than any Company Contract that is or constitutes an Employee Plan, which shall be governed by Section 3.20 (the Company Contracts required to be set forth on such schedule, the “Material Contracts”):

(i) any Company Contract that limits the freedom or right of the Company or any Company Subsidiary, or that would, immediately after the Effective Time, purport to limit the freedom or right of Parent or its Affiliates, to research, develop, sell, distribute, or manufacture any Product or service either (A) by limiting the freedom or right of the Company or a Company Subsidiary (or Parent or its Affiliates, as applicable), from engaging in any line of business or to compete with any other Person in any location or line of business, (B) providing “most favored nation” rights (including with respect to pricing) or exclusivity obligations or (C) by granting to any Person any right of first refusal, right of first negotiation, exclusive license, option to purchase, option to exclusively license, or any other similar rights with respect to any product or service of the Company or any Company Owned IP, in each case, in favor of a party other than the Company or a Company Subsidiary;

(ii) any Company Contract that requires by its terms or is reasonably likely to require, during the remaining term of such Company Contract, payment of cash or other consideration by or to the Company in an amount in excess of $2,500,000 in the fiscal year ending December 31, 2026, or in any single fiscal year thereafter and which is not terminable without penalty or further payment by the Company or any Company Subsidiary on less than 90 days’ notice;

(iii) any Company Contract under which the Company or any Company Subsidiary (or after the Effective Time, Parent or its Affiliates) (A) licenses, grants a covenant not to sue with respect to or otherwise grants a right to use any Company Owned IP (or after the Effective Time, any Intellectual Property Rights owned by Parent or any of its Affiliates) to any third party or (B) licenses, obtains a covenant not to sue with respect to or otherwise receives a right to use any Intellectual Property Rights from any third party (in each case, other than (x) non-exclusive licenses for commercially available, off-the-shelf software) and (y) any materials transfer agreement, manufacturing services agreement, supply agreement, clinical contract services agreement, clinical site agreement, master services agreement, clinical trial agreement, contract research agreement, sponsored research agreement, or contract sales force agreement, in each case, to the extent such Company Contract would qualify for inclusion under this Section 3.13(a)(iii) solely on the basis of a license grant to Intellectual Property Rights that it incidental to the receipt or provision of services thereunder (which services are not primarily related to the conception, development or reduction to practice of Intellectual Property Rights);

(iv) any Company Contract relating to Indebtedness in excess of $1,000,000 (whether incurred, assumed, guaranteed, or secured by any asset) of the Company or any Company Subsidiary;

(v) any Company Contract constituting a joint venture, partnership, or limited liability company;

(vi) any Company Contract requiring the Company to perform or conduct research services, clinical trial services or development services for the benefit of any Person other than the Company or any Company Subsidiary;

(vii) any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company, the pledging of the capital stock or other equity interests of the Company, or prohibits the issuance of any guaranty by the Company;

(viii) any Company Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Exchange Act;

(ix) any Company Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of the Shares or, to the knowledge of the Company, any of their Affiliates (other than the Company) or immediate family members (other than (A) offer letters that can be terminated at will without severance obligations and (B) Company Contracts pursuant to Company Equity Awards);

(x) any Company Contract for the license, lease, or sublease of any material Leased Real Property;

(xi) any Company Contract that relates to the acquisition or disposition since January 1, 2023 by the Company or any Company Subsidiary of any Person or other business organization, division, or business of any Person (whether by merger or consolidation, by the purchase of a controlling equity interest in or substantially all of the assets of such Person, or by any other manner), involving consideration in excess of $2,500,000;

(xii) any Company Contract that relates to the acquisition or disposition of any material Company Owned IP (other than any inventor assignment, employee invention assignment or consultant agreement entered into in the ordinary course of business on the forms thereof disclosed to Parent, in each case, pursuant to which any Company Associate presently assigns any Intellectual Property Rights to the Company or any Company Subsidiary, as applicable);

(xiii) any Company Contract pursuant to which the Company or any Company Subsidiary has continuing guarantee, “earn-out,” or similar contingent payment obligations (other than indemnification or performance guarantee obligations provided for in the ordinary course of business), including (A) milestone or similar payments, including upon the achievement of regulatory or commercial milestones or (B) payment of royalties or other amounts calculated based upon any revenue or income of the Company, in each case, that could result in payments in excess of $2,500,000 over a 12-month period;

(xiv) any Company Contract providing for any shareholder rights, investor rights, registration rights or similar rights with respect to any securities of the Company or any of its Subsidiaries;

(xv) any “single source” manufacturing contract for any Product pursuant to which goods or materials are manufactured for any Product from an exclusive source, and any contract for the manufacture of any Product with a minimum purchase obligation or “take-or-pay” obligation;

(xvi) any lease or rental contract involving personal property (and not relating primarily to real property) pursuant to which the company or any of its Subsidiaries is required to make rental payments in excess of $100,000, per year (excluding leases or rental contracts for office equipment entered into in the ordinary course of business);

(xvii) any Company Contract providing for commitments relating to capital expenditures or the acquisition by purchase or lease of fixed assets in excess of $1,000,000;

(xviii) any Company Contract that relates to commercialization, manufacturing, co-promotion, discovery or development of Products and creates or purports to create a collaboration profit sharing or other similar agreements or arrangements or pursuant to which product rights are developed that benefit both the Company or any of its Subsidiaries, on the one hand, and a third party, on the other;

(xix) any Company Contract pursuant to which (A) any university or other academic institution, non-profit research center or international organization or Governmental Bodies (or any Person working for or on behalf of any of the foregoing entities) grants to Company or any Company Subsidiary any rights under Company Licensed IP, facilities, equipment or other tangible resources or (B) Company or any Company Subsidiary grants to any academic institution, non-profit research center or international organization or Governmental Body any right or option with respect to any Company Owned IP;

(xx) any Company Contract, the primary purpose of which is to provide for indemnification or guarantee of the obligations of any other Person, other than Company Contracts entered into in the ordinary course of business;
(xxi) any Company Contract providing for the settlement of any legal proceeding, whether actual or threatened in writing, involving the Company or any of its Subsidiaries with (A) ongoing nonmonetary obligations of the Company or (B) financial obligations of the Company in excess of $1,000,000;

(xxii) any Company Contract that constitutes a Collective Bargaining Agreement;

(xxiii) any hedging, swap, derivative, or similar Company Contract; and

(xxiv) any Company Contract with a Major Supplier.
(b) As of the date of this Agreement, the Company has made available to Parent or its Representatives an accurate and complete copy of each Material Contract in each case, including all amendments and supplements thereto (except with such redactions as may be clearly marked on such copies). (i) Neither the Company nor, to the knowledge of the Company, the other party is in material breach of or material default under any Material Contract and, neither the Company, nor, to the knowledge of the Company, the other party has taken or failed to take any action that with or without notice, lapse of time, or both would constitute a material breach of or material default under any Material Contract, (ii) each Material Contract is, with respect to the Company and, to the knowledge of the Company, the other party, a valid agreement, binding, and in full force and effect, (iii) to the knowledge of the Company, each Material Contract is enforceable by the Company in accordance with its terms, subject to the Enforceability Exceptions, and (iv) since January 1, 2023, through the date of this Agreement, the Company has not received any written notice regarding any violation or breach or default under any Material Contract that has not since been cured. To the Company’s knowledge, since January 1, 2023, no counterparty to any Material Contract has (x) canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Company or any Company Subsidiary or (y) decreased materially or threatened to decrease materially or limit materially, the amount of business that any such counterparty presently engages in or presently conducts with the Company and its Subsidiaries. As of the date of this Agreement, the Company has not waived in writing any rights under any Material Contract, the waiver of which would have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2023, through the date of this Agreement, the Company has not received any written notice alleging any material violation or breach or default under any Material Contract that has not since been cured.

Section 3.14 Liabilities. As of the date of this Agreement, neither the Company nor any Company Subsidiary has any liability of the type required to be disclosed as a liability on a consolidated balance sheet prepared in accordance with GAAP, except for: (i) liabilities disclosed on the Balance Sheet; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations of the Company or any Company Subsidiary under Contracts binding thereon (other than resulting from any breach or acceleration thereof) made available to Parent or its Representatives or entered into in the ordinary course of business; and (iv) liabilities incurred in the ordinary course of business since January 1, 2026.

Section 3.15 Compliance with Laws. The Company, the Company Subsidiaries, each Person under their control and their respective Representatives and, to the knowledge of the Company, third parties acting on their behalf have each been, since January 1, 2023, in material compliance with all applicable Laws. To the knowledge of the Company, since January 1, 2023, neither the Company nor any Company Subsidiary has been given written notice of, or been charged with, any unresolved material violation of any Law. To the knowledge of the Company, no material investigation or review by any Governmental Body with respect to the Company, any Company Subsidiary, any Person under their control or any of their respective Representatives and third parties acting on their behalf is pending or, as of the date of this Agreement, threatened, nor has any Governmental Body indicated an intention to conduct the same.

Section 3.16 Regulatory Matters.

(a) The Company and each Company Subsidiary possesses all material approvals, authorizations, certificates, registrations, licenses, exemptions, permits, clearances, and consents (including all investigational new drug applications (as defined in 21 C.F.R. § 312.20 et seq.), establishment registrations (as defined in 21 C.F.R. part 207), and product listings (as defined in 21 C.F.R. part 207), all supplements or amendments thereto, and all comparable approvals, authorizations, certificates, registrations, licenses, exemptions, permits, clearances, and consents provided for in other applicable Healthcare Laws) (“Regulatory Authorizations”) from the United States Food and Drug Administration (the “FDA”) and all other applicable Regulatory Authorities relating to any Product or that are necessary for the Company or any Company Subsidiary to conduct its business in all material respects as presently conducted. (i) All such Regulatory Authorizations are materially (A) in full force and effect, (B) validly registered and on file with applicable Regulatory Authorities and (C) in compliance with all formal filing and maintenance requirements and (ii) the Company and each Company Subsidiary has fulfilled and performed all of its material obligations with respect to such Regulatory Authorizations, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof. Except as would not reasonably be expected to be material to the business of the Company and the Company Subsidiaries, taken as a whole, (1) the Company and each Company Subsidiary has filed, maintained or furnished to the FDA or other applicable Governmental Bodies or other applicable Regulatory Authorities all required filings, declarations, listings, registrations, submissions, amendments, modifications, notices and responses to notices, applications and supplemental applications, reports (including all adverse event/experience reports) and (2) all such submissions were complete and accurate and in compliance in all material respects with applicable Laws when filed (or were corrected or completed in a subsequent filing).

(b) Except as required for the initiation and conduct of the non-clinical studies, clinical investigations, preclinical studies or tests sponsored or conducted by or on behalf of the Company or any Company Subsidiary, the Company and each Company Subsidiary has never marketed, sold, distributed, promoted or advertised any pharmaceutical products (including the Products), whether in or outside the United States.

(c) The Company and each Company Subsidiary is, and since the Formation Date has been, in material compliance with applicable Laws, including all applicable Healthcare Laws, the FDCA and the PHSA and their implementing regulations, relating to the development, testing, manufacturing, holding, marketing, selling, distributing, labeling, promoting, advertising, importing or exporting of pharmaceutical products, in each case as applicable, including without limitation, (i) requirements for obtaining Regulatory Authorizations, (ii) requirements for establishment registration and product listing; (iii) payment of all application and program fees invoiced for the Products, (iv) label and labeling requirements and (v) applicable promotion and advertising requirements.

(d) All non-clinical studies and clinical investigations, preclinical studies or tests sponsored or conducted by or on behalf of the Company or any Company Subsidiary have been and are being conducted in material compliance with applicable Laws, including Good Laboratory Practices, Good Clinical Practices, the FDCA, the PHSA, all applicable Healthcare Laws, and all other Laws regarding developing, testing, labeling, manufacturing, storage, marketing, promotion, sale, commercialization, safety, quality, shipment, import, export, or distribution of the products of the Company. None of the FDA, any other Regulatory Authority, or any institutional review board or independent ethics committee has sent any written notices or other correspondence with respect to any proposed, ongoing or completed clinical investigations, preclinical or non-clinical studies or tests requiring the termination, suspension or material modification of such investigations, studies or tests. With respect to each Product, the Company has made available to Parent complete and accurate copies of all material clinical, preclinical and nonclinical data in the possession of and reasonably available to the Company or any Company Subsidiary and all material written correspondence that exists as of the date of this Agreement between the Company and any of its Subsidiaries and the FDA or any other Regulatory Authority.

(e) Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any officers, employees, or agents of the Company or any Company Subsidiary, has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Regulatory Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA, (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, (iv) been charged with or convicted of any criminal offense relating to the delivery of an item or service under Medicare, Medicaid, TRICARE or any similar government health care program (collectively, “Federal Health Care Programs”) or any similar program by a foreign Governmental Body, (v) engaged in any conduct that is not compliant with applicable Healthcare Laws relating to the integrity of data generated or used related to the development, use, handling, safety, efficacy, reliability or manufacturing of the Products, or (vi) to the knowledge of the Company and each Company Subsidiary, is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense. As of the date of this Agreement, neither the Company nor any Company Subsidiary is the subject of any pending or, to the Company’s knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Neither the Company nor any Company Subsidiary nor any officers, employees, agents, or clinical investigators of the Company or any Company Subsidiary has been suspended, debarred, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. § 335a or any similar Law or (B) exclusion under the Exclusion Laws at 42 U.S.C. § 1320a-7 or any similar Law.

(f) Except as would not reasonably be expected to be material to the business of the Company and the Company Subsidiaries, taken as a whole, (i) the Company, each Company Subsidiary and any contractor or other Person acting on their behalf is obtaining and since the Formation Date, has obtained (or caused to be obtained) informed consent by or on behalf of each human subject who participated in the Company’s ongoing clinical studies; (ii) in using or disclosing patient information received by the Company in connection with the Company’s ongoing clinical studies, the Company, each Company Subsidiary and any contractor or other Person acting on their behalf have complied with all Healthcare Laws and regulatory rules or requirements, in each case to the extent applicable, including, without limitation, HIPAA, the FDCA and the rules and regulations thereunder.

(g) To the extent required by applicable Laws, all manufacturing operations conducted with respect to any Product used in human clinical trials have been conducted in material accordance with the FDCA, Healthcare Laws, and Good Manufacturing Practices.

(h) Since January 1, 2023, no Product has been recalled, withdrawn, suspended or discontinued.

(i) The Company and each Company Subsidiary is, and since the Formation Date has been, in compliance with all applicable Healthcare Laws and, to the Company’s knowledge, there is no civil, criminal, administrative, or other action, subpoena, suit, demand, claim, hearing, proceeding, notice or demand pending against, received by, or threatened against the Company or any Company Subsidiary regarding non-compliance with any Healthcare Laws.

(j) Neither the Company nor any Company Subsidiary is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Body.

(k) The Company and the Company Subsidiaries have adopted and maintain an operational compliance program that governs all employees and contractors and is intended to assist the Company and the Company Subsidiaries to be in compliance with all Laws, standards and guidelines relevant to its business, including all Healthcare Laws and any equivalent foreign Laws, and includes each of the following elements: (i) consistency with the current U.S. Federal Sentencing Guidelines standards for effective compliance programs and the seven elements set forth by the Office of the Inspector General of the Department of Health and Human Services and (ii) a code of conduct and other applicable policies and procedures that reflects the guidelines established by the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals. None of the Company and its Subsidiaries or, to the knowledge of the Company, any of its officers, directors, employees, contractors or agents has violated any such compliance program.

(l) Section 3.16(l) of the Company Disclosure Schedules sets forth a true and complete list of all physicians and other licensed health care providers (including physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists, anesthesiologist assistants, and certified nurse midwives), and their immediate family members, who have an ownership, equity, or investment interest in the Company, including any members of any scientific or clinical advisory board of the Company or its Board of Directors.

Section 3.17 Certain Business Practices.

(a) Since the Formation Date, none of the Company, any Company Subsidiary, or, to the knowledge of the Company, any Representative of the Company (each, a “Company Representative”), or any other Person (in each case, acting for or on behalf of the Company or any Company Subsidiary) has violated any provision of any Anti-Corruption Law or any rule or regulation promulgated thereunder, applicable anti-money laundering Law and any rule or regulation promulgated thereunder, or any applicable Law of similar effect, or has, in material violation of Anti-Corruption Laws: (i) directly or indirectly paid, offered, given, or promised to make or offer any contribution, gift, entertainment, or other expense, (ii) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind to or for the benefit of foreign or domestic Government Officials, (iii) paid, offered, given, or promised to make or offer any bribe, payoff, influence payment, kickback, rebate, or other similar payment of any nature, (iv) established or maintained any fund of corporate monies or other properties, (v) created or caused the creation of any false or inaccurate books and records of the Company or any Company Subsidiary related to any of the foregoing, or (vi) taken or caused to be taken any other action in connection with the business of the Company or any Company Subsidiary. The Company has established and maintains policies and procedures reasonably designed to comply with Anti-Corruption Laws.

(b) Since the Formation Date, none of the Company, any Company Subsidiary, nor, to the knowledge of the Company, any Representative of the Company, or any other Person (in each case, acting for or on behalf of the Company or any Company Subsidiary) has violated any International Trade Laws. Without limiting the foregoing, since the Formation Date, none of the Company, any Company Subsidiary, nor, to the knowledge of the Company, any Representative of the Company, or any other Person (in each case, acting for or on behalf of the Company or any Company Subsidiary) (i) has engaged in any business or dealings, directly or indirectly, involving or relating to (x) any country or territory that is or whose government is the target of comprehensive sanctions imposed by the United States, the United Kingdom, or the European Union (currently limited to, Cuba, Iran, North Korea, Syria, the Crimea region and the so-called Donetsk or Luhansk People’s Republics (each a “Sanctioned Jurisdiction”)) or (y) a Person that is designated on, or that is 50% or greater owned or controlled by a Person that is designated on, any list of sanctioned or export control restricted parties maintained by the United States, including, without limitation,  the U.S. Department of the Treasury’s Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons List and the U.S. Department of Commerce’s Bureau of Industry and Security’s Entity List (any such person a “Sanctioned Person”); or (ii) is a Sanctioned Person or is located or ordinarily resident in or organized under the laws of a Sanctioned Jurisdiction.

(c) Since the Formation Date, none of the Company, any Company Subsidiary, nor, to the knowledge of the Company, any Representative of the Company or any other Person (in each case, acting for or on behalf of the Company or any Company Subsidiary) has been the subject of any investigations, inquiries, reviews, audits, sanctions, or penalties related to Anti-Corruption Laws, International Trade Laws, or applicable anti-money laundering Laws, and no such investigation, inquiry, review, audit, sanction, or penalty is pending or, to the knowledge of the Company, threatened.

Section 3.18 Governmental Authorizations. The Company and the Company Subsidiaries hold all Governmental Authorizations necessary to enable the Company and the Company Subsidiaries to conduct their respective businesses in the manner in which their businesses are currently being conducted, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Governmental Authorizations held by the Company and the Company Subsidiaries are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and the Company Subsidiaries are each in compliance with the terms and requirements of such Governmental Authorizations, to the extent applicable to them, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no Legal Proceedings pending or threatened in writing, or to the knowledge of the Company, orally, that seek the revocation, cancellation or adverse modification of any Governmental Authorization, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2023, neither the Company nor any Company Subsidiary has received any written notice of any noncompliance or alleged noncompliance with any Governmental Authorization except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.19 Tax Matters.

(a) (i) All income and other material Tax Returns required to be filed by the Company or any Company Subsidiary with any Governmental Body have been filed on or before the applicable due date (taking into account any extension of such due date), and all such Tax Returns are accurate and complete in all material respects, and (ii) all material Taxes of the Company or any Company Subsidiary due and payable (whether or not shown as due and owing on such Tax Returns) have been timely (taking into account any extension of the due date of such Tax Returns) paid by the Company or any Company Subsidiary, as applicable, except for Taxes reserved for on the Balance Sheet and Taxes incurred in the ordinary course of business since the date of the Balance Sheet.

(b) (i) No material deficiency (other than a deficiency that is being contested in good faith by appropriate proceedings) for any material Tax has been asserted or assessed by any Governmental Body in writing against the Company or any Company Subsidiary, which deficiency has not been paid, settled, or withdrawn, (ii) there is no material Encumbrance for Taxes (other than Permitted Encumbrances) upon any asset of the Company or any Company Subsidiary, (iii) no written claim has been made by any Governmental Body in a jurisdiction in which the Company or any Company Subsidiary, as applicable, does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction, (iv) there are no examinations or audits by any Governmental Body of any material Tax Return of the Company or any Company Subsidiary underway or that has been proposed or threatened in writing, and (v) there are no extensions or waivers of the limitations period applicable to any material Tax Return of the Company or any Company Subsidiary in effect (other than in connection with an extension to file a Tax Return of no longer than seven (7) months that is made in the ordinary course of business).

(c) The Company and each Company Subsidiary has complied in all respects with all applicable Laws relating to the collection, payment and withholding of taxes and has, within the time and the manner prescribed by Law, collected, deducted or withheld from and paid over to the proper taxing authorities all amounts required to be so collected, deducted or withheld and paid over in accordance with such applicable Laws in connection with amounts paid or owing to any stockholder, employee, creditor, independent contractor or other third party.

(d) Neither the Company nor any Company Subsidiary is a party to or bound by, or currently has any material liability pursuant to, any material Tax sharing, allocation, or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements entered into in the ordinary course of business, the primary subject matter of which is not Tax). Neither the Company nor any Company Subsidiary (i) has been a member of a group filing Tax Returns on an affiliated, combined, unitary or consolidated basis (other than a group the common parent of which is or was the Company or a Company Subsidiary) or (ii) has any liability for the Taxes of another Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign Law), as a transferee or successor, or otherwise by reason of Contract (other than any Contract entered into in the ordinary course of business, the primary subject matter of which is not Tax) or operation of Law.

(e) Within the past two (2) years, neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code.

(f) Neither the Company nor any Company Subsidiary has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g) Neither the Company nor any Company Subsidiary has received any private letter ruling of the IRS or any comparable written ruling of any Governmental Body with respect to Taxes.

(h) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of applicable Tax Law) executed prior to the Closing; (ii) change in method of accounting for a taxable period ending on or prior to the Closing Date made prior to the Closing; (iii) installment sale or transaction subject to open transaction accounting made prior to the Closing; or (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business.

(i) The Company and each Company Subsidiary is (and has been since the time of its original formation) treated as a corporation for U.S. federal and applicable state and local income Tax purposes.

(j) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) Neither the Company nor any Company Subsidiary is a party to any joint venture, partnership or other arrangement or contract that could reasonably be expected to be treated as a partnership for Tax purposes.

(l) Neither the Company nor any Company Subsidiary has a permanent establishment, fixed place of business or branch in any jurisdiction outside of the United States and no Company Subsidiary is a “controlled foreign corporation” as defined in Section 957 of the Code.

Section 3.20 Employee Matters; Employee Plans.

(a) Neither the Company nor any Company Subsidiary is party to or bound by a Collective Bargaining Agreement and neither the Company nor any of its Subsidiaries has agreed to recognize any union or other collective bargaining representative.  Since January 1, 2023, (i) there has not been any strike, slowdown, work stoppage, lockout, union-related job action, picketing, labor dispute, question concerning labor representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting the Company, any Company Subsidiary or any of their respective employees; (ii) there is not now pending, and, to the knowledge of the Company, no Person has threatened in writing to commence, any such strike, slowdown, work stoppage, lockout, union-related job action, picketing, labor dispute, question regarding labor representation or union organizing activity, or any similar activity or dispute; and (iii) neither the Company nor any Company Subsidiary has or is engaged in any unfair labor practice.

(b) As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of the Company, threatened in writing, arising out of or relating to the employment or engagement of any Company Associate. Since January 1, 2023, the Company has complied in all material respects with all applicable Laws related to employment, including employment practices, payment of wages and hours of work, classification of employees, overtime, leaves of absence, plant closing and mass termination notification, privacy rights, labor dispute, workplace safety, retaliation, immigration, pay equity, pay transparency, and discrimination matters. The Company and the Company Subsidiaries have no material liability or obligations, including under or on account of an Employee Plan, arising out of or relating to the engaging of persons to provide services to the Company or the Company Subsidiaries and treating such persons as consultants or independent contractors and not as employees.  A properly completed Form I-9 is on file with respect to each employee of the Company, except as would not be material to the Company. Neither the Company nor any Company Subsidiary has entered into any conciliation agreement, consent decree or other agreement or order with any Governmental Body with respect to employment practices or Laws related to employment.

(c) Section 3.20(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete list of each material Employee Plan. Neither the Company nor any Company Subsidiary contributes to, or has any obligation to contribute to, any benefit or compensation scheme, plan or arrangement mandated by a government other than a government with jurisdiction in the United States. The Company has made available to Parent or its Representatives with respect to each Employee Plan current, accurate and complete copies (or to the extent no such copies exist, accurate descriptions) of the following, as relevant: (i) current plan documents and all amendments thereto, and all related trust or other funding documents; (ii) any related trust agreement or funding instrument; (iii) any currently effective determination, opinion or advisory letter received from the IRS; (iv) the most recent summary plan description, summary of material modifications and all other non-routine written communications (or a description of all non-routine oral communications) by the Company or any Company Subsidiary to (A) any Governmental Body or (B) their respective Company Associates concerning the extent of the benefits provided under an Employee Plan; and (v) the most recent annual actuarial valuation and the most recent Form 5500 and all schedules thereto.

(d) Neither the Company nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company or any Company Subsidiary under the Code or ERISA has during the six (6) years prior to the date of this Agreement maintained, contributed to or been required to contribute to (i) a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” each within the meaning of Section 4001 of ERISA, (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or an advisory or opinion letter, if applicable) as to its qualified status under the Code and is so qualified. Each of the Employee Plans is and has been established and operated in compliance with its terms and all applicable Laws, including ERISA and the Code, and with respect to such Employee Plans, the Company and the Company Subsidiaries have complied in all material respects with all such Laws.

(f) Except to the extent required under Section 601 et seq. of ERISA or Section 4980B of the Code (or any other similar state or local Law), none of the Company, the Company Subsidiaries or any Employee Plan has any present or contingent obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any Company Associate pursuant to any retiree medical benefit plan or other retiree welfare plan or Employee Plan.

(g) Except as provided in Section 2.3, the consummation of the Transactions (including in combination with other events or circumstances occurring prior to or contemporaneous with the consummation of the Transactions) will not (i) result in any payment or benefit becoming due to any Company Associate or under any Employee Plan, (ii)  increase any amount of compensation or benefits otherwise payable to any Company Associate under any Employee Plan, (iii) result in the acceleration of the time of payment, funding, or vesting of any benefit to any Company Associate or under any Employee Plan, (iv) result in any limitation or restriction on the right of the Company’s or any Company Subsidiary’s ability to merge, amend, or terminate any of the Employee Plans, or (v) result in the payment of any amount that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code or result in the payment of an excise Tax by any Person under Section 4999 of the Code.

(h) No Legal Proceeding (other than routine claims for benefits in the ordinary course) is pending, or, to the knowledge of the Company, threatened in writing against any Employee Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Employee Plan with respect to the operation thereof and to the knowledge of the Company, no fact or circumstance exists that would reasonably be expected to give rise to any such Legal Proceeding. There have been no non-exempt prohibited transactions (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) with respect to any of the Employee Plans that could result in any material liability to the Company or any Company Subsidiary.

(i) To the knowledge of the Company, no current or former Company Associate is or has been at any time since the Formation Date in any material respect in violation of any employment contract, non-disclosure agreement, confidentiality agreement, non-competition agreement, non-solicitation agreement, restrictive covenant, or consulting agreement with the Company or any Company Subsidiary or with a former employer or service recipient relating to the right of any such Company Associate to be employed by or provide services to the Company or any Company Subsidiary.

(j) Since the Formation Date no allegations of sexual harassment, sexual misconduct or other unlawful harassment or discrimination have been made against (i) any current officer of the Company or any Company Subsidiaries, (ii) any current employee at a level of Vice President or above, or (iii) except as would not be material to the Company or any Company Subsidiary, any former employees, in each case, in his or her capacity as a representative of the Company or any Company Subsidiary. During such period, there have been no Legal Proceedings or settlements involving such matters with such Persons.

Section 3.21 Environmental Matters. In each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) The Company and the Company Subsidiaries are, and since January 1, 2023 have been, in compliance with all Governmental Authorizations required under Environmental Laws for the operation of its business; (b) as of the date of this Agreement, there is no Legal Proceeding arising under or relating to any Environmental Law that is pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary; (c) as of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice, report, or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction, or decree involving uncompleted, outstanding, or unresolved violations, liabilities, or requirements on the part of the Company or any Company Subsidiary arising under or relating to Environmental Laws; (d) to the knowledge of the Company: (i) no Person has been exposed to any Hazardous Material at a property or facility of the Company or any Company Subsidiary at levels in excess of applicable permissible exposure levels; and (ii) there is and has been no Hazardous Material present or Released on, at, under, or from any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of the Company or any Company Subsidiary under any Environmental Law; and (e) neither the Company nor any Company Subsidiary has assumed, undertaken, or otherwise become subject to any known liability of another Person arising under or relating to Environmental Laws other than any indemnity in Material Contracts or other licenses, leases, or sub-leases for real property.

Section 3.22 Insurance. To the knowledge of the Company, as of the date of this Agreement, all insurance policies with respect to the business and assets of the Company and the Company Subsidiaries are in full force and effect (except for any expiration thereof in accordance with its terms), all premiums due thereon have been paid in full, no written notice of cancellation or modification has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

Section 3.23 Legal Proceedings; Orders.
(a) Since January 1, 2023 to the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of the Company, threatened in writing, against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, or to the knowledge of the Company, against any present or former officer, director or employee of the Company or any Company Subsidiary in such individual’s capacity as such, other than any Legal Proceeding that would not reasonably be expected to be material to the business of the Company and the Company Subsidiaries, taken as a whole.

(b) Since the Formation Date, neither the Company nor, to the knowledge of the Company, any of its contract manufacturers for any Products or any contract research organizations for any Company clinical studies, have received any FDA Form 483 or other notices of violations, inspectional observations, warning letters, untitled letters or other written administrative, regulatory or enforcement notice from any Regulatory Authority.

(c) Since January 1, 2023 to the date of this Agreement, there is no order, writ, injunction, or judgment to which the Company or any Company Subsidiary is subject that would not reasonably be expected to be material to the business of the Company and the Company Subsidiaries, taken as a whole.

(d) To the knowledge of the Company, as of the date of this Agreement, no investigation or review by any Governmental Body with respect to the Company is pending or is being threatened, other than any investigations or reviews that would not reasonably be expected to be material to the business of the Company and the Company Subsidiaries, taken as a whole.

Section 3.24 Information Supplied. None of the information supplied or to be supplied in writing by or on behalf of the Company or the Company Subsidiaries expressly for inclusion in the proxy statement (including the letter to stockholders, notice of meeting and form of proxy, and any other document incorporated or referenced therein, as each may be amended or supplemented, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the Required Company Voting Stockholder Approval (including any amendment or supplement thereto) will, on the date the Proxy Statement is first mailed to holders of Company Voting Common Stock or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing sentence, no representation or warranty is made by the Company with respect to any information or statement made or incorporated by reference in the Proxy Statement that was not supplied by or on behalf of the Company or any Company Subsidiary for use therein.

Section 3.25 Personal Property. Except as set forth on Section 3.25 of the Company Disclosure Schedule, the Company or a Subsidiary, as applicable, has good and valid title to, or a valid and enforceable right to use, in all material respects, all of the material tangible properties, assets and rights used or held for use in connection with the business of the Company and the Subsidiaries as of the date of this Agreement (the “Assets”). Except as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement, the tangible Assets are in good operating condition (except for normal wear and tear and deferred maintenance).

Section 3.26 Transactions With Affiliates. Except as disclosed on Section 3.26 of the Company Disclosure Schedule, no Affiliate of the Company (other than the Company Subsidiaries) nor any directors or officers of the Company, the Company Subsidiaries or their respective Affiliates owns any material property which is used by the Company or any of its Subsidiaries in the conduct of its business.

Section 3.27 Major Suppliers. Section 3.27 of the Company Disclosure Schedule sets forth an accurate and complete list of (i) each supplier who was one (1) of the ten (10) largest suppliers of the Company and its Subsidiaries (taken as a whole) for each of 2024 and 2025, based on amounts paid or payable to such suppliers as of the date of this Agreement and (ii) each other supplier materially involved in the conduct of any clinical trials operated by the Company or any of its Subsidiaries as of the date of this Agreement and as of the Effective Time, including, without limitation, contract research organization, any contract manufacturing or development organization supplying clinical trial materials, and any clinical investigator, clinical trial site or laboratory ((i) and (ii) each, a “Major Supplier”). Neither the Company nor any Company Subsidiary has any pending material dispute with any Major Supplier. Since January 1, 2023, neither the Company nor any Company Subsidiary has received any written notice or, to the knowledge of the Company, other communication from any Major Supplier to the effect that such Major Supplier will likely not continue as a supplier of any of the Company or any Company Subsidiary or to the effect that such Major Supplier intends to terminate or materially modify any existing Contract with the Company or any of its Subsidiaries in any manner materially adverse to the Company and its Subsidiaries, including by materially reducing the scale of the business conducted with, the Company or any of its Subsidiaries. To the Company’s knowledge, each Major Supplier conducts its business in respect of the Company in material compliance with all applicable Laws (including Healthcare Laws and Privacy Laws) and the Company exercises appropriate oversight of all Major Suppliers’ compliance with such Laws. The Company has not, since January 1, 2023, subjected any Major Suppliers to, and to the Company’s knowledge no Major Supplier has been subjected by any Regulatory Authority to, any corrective or preventative actions.

Section 3.28 Opinions of Financial Advisors. The Company Board (in such capacity) has received the oral opinion, to be subsequently confirmed by delivery of a written opinion, of each of Goldman Sachs & Co. LLC (“Goldman”) and Jefferies LLC (“Jefferies”), each as a financial advisor to the Company, to the effect that, as of the date of such written opinion and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such written opinion, the Merger Consideration to be paid to the holders of Shares (other than Parent, Merger Sub and their respective affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall provide a copy of such written opinions to Parent solely for informational purposes promptly after execution of this Agreement. It is understood and agreed by the Parties hereto that such opinions may not be relied on by Parent or Merger Sub.

Section 3.29 Financial Advisors. Except for Goldman and Jefferies, no broker, finder, investment banker, financial advisor, or other Person is entitled to any brokerage, finder’s, or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company.  The Company has made available to Parent or its Representatives, each of the engagement letters pursuant to which Goldman and Jefferies have been engaged by the Company.

Section 3.30 No Other Representation. Except for the express written representations and warranties made by the Company in this Agreement and in any instrument or other document delivered pursuant to this Agreement, no Company Party makes any express or implied representation or warranty with respect to the Company or any Company Affiliate.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company that, except as (A) set forth in the Parent Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement or (B) expressly disclosed in any reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by Guarantor with or to the SEC (the “Guarantor SEC Documents”) filed with, or furnished to, the SEC and publicly available after December 31, 2024 and prior to the date of this Agreement, other than all risk factor disclosures, disclosures about market risk, or other cautionary, predictive or forward-looking disclosures contained therein that do not relate to specific historical events or circumstances affecting Guarantor (provided that nothing disclosed in the Guarantor SEC Documents shall be deemed to be a qualification of, or modification to, (i) the representations and warranties set forth in Section 4.1 and Section 4.4 or (ii) representations and warranties the relevance of that disclosure as an exception to (or a disclosure for purposes of) is not reasonably apparent on the face of such disclosure):

Section 4.1 Due Organization. Merger Sub is a corporation, and Parent is a limited liability company, duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization and has all necessary power and authority to: (a) conduct its business in the manner in which its business is currently being conducted; (b) own and use its assets in the manner in which its assets are currently owned and used; and (c) perform its obligations under all Contracts by which it is bound, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company accurate and complete copies of, as applicable, the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and other charter and organizational documents of Parent and Merger Sub, including all amendments thereto.

Section 4.2 Parent and Merger Sub. Parent and Merger Sub were formed solely for the purpose of engaging in the Transactions and activities incidental thereto and have not engaged in any business activity or conducted any operation other than in connection with the Transactions and those incident to its formation. Parent, a wholly owned Subsidiary of Guarantor, owns beneficially and of record all of the outstanding capital stock of Merger Sub. Parent and Merger Sub have no outstanding option, warrant, right, or any other agreement pursuant to which any Person other than Guarantor or its Affiliates may acquire any equity of Parent and pursuant to which any Person other than Parent or its Affiliates may acquire any equity security of Merger Sub.

Section 4.3 Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has the corporate power and authority to execute and deliver and perform its obligations under this Agreement and to consummate the Transactions, and the execution, delivery, and performance by each of Parent and Merger Sub of this Agreement has been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. Assuming due authorization, execution, and delivery by the Company, this Agreement constitutes and, at the Effective Time, will constitute, a legal, valid, and binding obligation of Parent and Merger Sub, as the case may be, and is enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.4 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate either Merger Sub’s certificate of incorporation or bylaws or Parent’s certificate of formation or limited liability company agreement, (ii) assuming that all consents, approvals, and other authorizations described in Section 4.4(b) have been obtained and that all filings and other actions described in Section 4.4(b) of the Company Disclosure Schedule have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) by Parent or any Subsidiary of Parent (including Merger Sub) under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the loss of any benefit under, or the creation of any Encumbrance on the properties or assets of the Company pursuant to, any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflict, violation, breach, default, or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization, or permit of, or filing with or notification to, any Governmental Body except for (i) applicable requirements, if any, of the Exchange Act, (ii) the filing with the SEC of the Proxy Statement, (iii) any filing required under the rules and regulations of NASDAQ Global Markets, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) the premerger notification and waiting period requirements of the HSR Act, (vi) any consent, approval, order, authorization, authority, transfer, waiver, disclaimer, registration, declaration, or filing set forth in Section 3.5(b) of the Company Disclosure Schedule, and (vii) any other consent, approval, order, authorization, authority, transfer, waiver, disclaimer, registration, declaration, or filing that, in each case, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No vote of Guarantor’s stockholders is necessary to approve Guarantor’s execution of this Agreement or the consummation of the Transactions.

Section 4.5 Information Supplied. None of the information supplied or to be supplied in writing by or on behalf of Parent or its Affiliates expressly for inclusion in the Proxy Statement to be filed by the Company with the SEC in connection with seeking the Required Company Voting Stockholder Approval (including any amendment or supplement thereto) will, on the date the Proxy Statement is first mailed to holders of Company Voting Common Stock or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing sentence, no representation or warranty is made by Parent with respect to any information or statement made or incorporated by reference in the Proxy Statement that was not supplied by or on behalf of Parent or its Affiliates for use therein.

Section 4.6 Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Parent, threatened in writing against Parent or Merger Sub, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7 Funds. Parent will at the Closing have cash resources in immediately available funds and in an amount sufficient to consummate the Transactions, including payment of the aggregate Merger Consideration and any fee and expense of, or payable by, Parent or Merger Sub in connection with the Transactions.

Section 4.8 Ownership of Company Common Stock. Neither Parent nor any Affiliate of Parent directly or indirectly owns, and at all times for the past three years, neither Guarantor nor any of controlled Affiliates of Guarantor has owned, beneficially or otherwise, any share of the Company’s capital stock or any security, contract, or obligation convertible into or exercisable or exchangeable for shares of the Company’s capital stock. Neither Parent, nor Merger Sub has enacted or will enact a plan that complies with Rule 10b5-1 promulgated under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective “affiliates” or “associates” is an “interested stockholder” of the Company (as such terms are defined in Section 203 of the DGCL).

Section 4.9 Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (within the meaning of Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation will not be registered under the Securities Act or any “blue sky” Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable “blue sky” Laws, or pursuant to an exemption from any such registration.

Section 4.10 Brokers and Other Advisors. No broker, investment banker, financial advisor, or other Person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or its Subsidiaries except for Persons, if any, whose fees, and expenses shall be paid by Parent or its Affiliates.

Section 4.11 No Other Representations or Warranties. Except for the express written representations and warranties made by Parent and Merger Sub in this Agreement and in any instrument or other document delivered pursuant to this Agreement, none of Parent, Merger Sub, or any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub, or any of their respective Affiliates.

ARTICLE V
COVENANTS OF THE PARTIES

Section 5.1 Access to Information.

(a) Subject to applicable Law, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1 (the “Pre-Closing Period”), on reasonable advance notice to the Company, the Company shall, and shall cause its Subsidiaries to, provide Parent and its Representatives with reasonable access during the Company’s normal business hours to the Company and its Subsidiaries, properties, contracts, commitments, personnel, and books and records reasonably requested by Parent for purposes of strategic and integration planning for the consummation of the Transactions; provided that any such access shall be conducted at a reasonable time and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company. Any such access shall be requested by written notice to the Company personnel listed on Schedule 5.1(a) and shall be subject to the Company’s reasonable health and safety, security measures and insurance requirements. Nothing in this Agreement shall require the Company to disclose or provide access to any information to the extent such disclosure or access could in the reasonable discretion of the Company (A) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto) or (B) contravene any applicable Law or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or any of its Affiliates is a party); provided that, in each case, the Company shall inform Parent as to the general nature of what is being withheld and shall reasonably cooperate with Parent to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to, if reasonably requested by Parent, (1) obtain the required consent or waiver of any third party required to provide such information and (2) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating any applicable Law or binding agreement or jeopardizing such privilege.

(b) With respect to the information disclosed pursuant to this Section 5.1, Guarantor and Parent shall comply with, and shall instruct their Representatives to comply with, all of its obligations under the bilateral confidential disclosure agreement, dated as of April 7, 2026, between the Company and Guarantor (the “Confidentiality Agreement”).

(c) No information provided or obtained pursuant to this Section 5.1 shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of the Parties.

Section 5.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period, except (x) as expressly required or contemplated under this Agreement or as required by applicable Laws or (y) with the written consent of Parent, which consent shall not be unreasonably withheld, conditioned, or delayed, the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to: (i) conduct its business in the ordinary course of business as was being conducted prior to the date of this Agreement and (ii) preserve intact its assets, business organization and relations with employees, customers, suppliers, licensors, licensees, Governmental Bodies and any other Person with whom the Company has material business relationships; provided that no action by the Company or any Company Subsidiary with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) During the Pre-Closing Period, except (w) as expressly required or contemplated under this Agreement or as required by applicable Laws, (x) with the written consent of Parent, which consent shall not be unreasonably withheld, conditioned, or delayed, or (y) as set forth in Section 5.2 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary shall:

(i) (A) establish a record date for, declare, accrue, set aside, or pay any dividend or make any other distribution in respect of any securities (including the Company Common Stock) (other than with respect to any dividend or distribution by a direct or indirect wholly owned Company Subsidiary to its direct or indirect parent) or (B) repurchase, redeem, or otherwise reacquire any share of capital stock (including any Share), or any right, warrant, or option to acquire any share of its capital stock, other than (a) with respect to transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (b) in connection with the exercise, cancellation or conversion of Company Warrants in accordance with their terms as of the date hereof or (c) in connection with the vesting, exercise, or settlement of Company Equity Awards in accordance with their terms or in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Equity Awards, in the case of clauses (b) and (c) outstanding as of the date hereof;

(ii) split, combine, subdivide, or reclassify any share of its capital stock (including the Shares) or other equity interests;

(iii) sell, issue, grant, deliver, pledge, transfer, create an Encumbrance, or authorize the issuance, sale, delivery, pledge, transfer, Encumbrance, or grant by the Company of (A) any capital stock, equity interest, or other security of the Company, (B) any option, call, warrant, restricted securities, or right to acquire any capital stock, equity interest, or other security of the Company, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest, or other security of the Company (except, in each case, in connection with the exercise, cancellation or conversion of Company Warrants in accordance with their terms as of the date hereof or on the exercise of Company Options or settlement of Company Restricted Stock Units, in each case, outstanding as of the date hereof and in accordance with their present terms);

(iv) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or any Company Subsidiary;

(v) except as required under the terms of any Employee Plan as of the date hereof and which has been made available to Parent and set forth on Section 3.20(c)  of the Company Disclosure Schedule: (A) establish, adopt, terminate, or amend any Employee Plan (or other compensation or benefit plan, program, agreement, or arrangement that would be an Employee Plan if in effect on the date hereof); (B) accelerate the vesting or funding of any compensation or benefits under any Employee Plan; (C) grant any bonus or severance to, or increase the compensation (including, for the avoidance of doubt, equity or equity-based awards) or benefits of, any Company Associate; (D) enter into or amend any change-of-control, retention, employment, severance, consulting, or other agreement with any Company Associate; (E) hire, promote or terminate (other than for cause) any Company Associate; or (F) make any determination under any Employee Plan that is inconsistent with the Company’s ordinary course of business;

(vi) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other organizational document;

(vii) form any Subsidiary, acquire any equity interest or equity-linked interest in any other Entity (other than securities in a publicly traded company held for investment by the Company and consisting of less than 1% of the outstanding capital stock of such Entity) or enter into any joint venture, partnership, limited liability corporation, or similar arrangement;

(viii) make or authorize aggregate capital expenditures in excess of $2,500,000 in the aggregate or $250,000 individually above amounts indicated in Section 5.2(b)(viii) of the Company Disclosure Schedule;

(ix) acquire, lease, license, sublicense, pledge, sell, or otherwise dispose of, abandon, waive, relinquish or fail to renew, permit to lapse, transfer, assign, or subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property (in each case, excluding any Intellectual Property Rights, which are addressed in Section 5.2(b)(x)) (except, in the case of any of the foregoing, (A) in the ordinary course of business, (B) pursuant to dispositions of obsolete, surplus, or worn-out assets that are no longer useful for the conduct of the business of the Company or any Company Subsidiary and (C) as permitted by Section 5.2(b)(viii));

(x) license, sublicense, pledge, transfer, assign, sell or otherwise dispose of, abandon, permit to lapse, encumber or grant any other right with respect to any Company Owned IP or Company Licensed IP that is exclusively licensed to Company or any Company Subsidiary (except for (A) non-exclusive licenses, sublicenses and covenants-not-to-sue granted to employees, consultants, vendors, suppliers or contractors (including contract manufacturers, contract research and/or development organizations or distributors) of the Company or any Company Subsidiaries in the ordinary course of business solely for the purpose of such Persons performing services or providing goods for or on behalf of the Company or any Company Subsidiary, in each case, subject to reasonable written confidentiality obligations with respect to any Trade Secrets and (B) the expiration of any Intellectual Property Right at the end of its applicable statutory term);

(xi) enter into, amend, renew (or fail to exercise a renewal option under), or modify a Company Lease if such Company Lease, amendment, renewal, or modification would increase the aggregate amount of payments under such Company Lease (as amended, renewed, or modified, as the case may be) by in excess of $100,000 annually or terminate any Company Lease (except any termination that shall occur at the end of the maximum term of such Company Lease, other than by extending such term through the payment of any extension fee in excess of $100,000);

(xii) make any capital contribution or advance to, or investment in, any Person (other than between the Company and any of its wholly owned Subsidiaries), or incur, assume, prepay, repurchase, redeem, modify in any material respect or guarantee or refinance any Indebtedness (including any funding under that certain revenue participation right purchase and sale agreement (the “Revenue Participation Right Agreement”), dated as of May 26, 2026, by and between the Company as seller and Annapurna Aggregator L.P. as buyer (“BXLS”), and excluding advances to employees and consultants for travel and other business-related expenses in the ordinary course of business)

(xiii) other than in the ordinary course of business, (A) amend or modify in any material respect any Material Contract, (B) waive any material right under, terminate, replace, or release, settle, or compromise any material claim, liability or obligation under any Material Contract or (C) enter into any Contract that, if entered into prior to the date of this Agreement, would have been a Material Contract (except for any statement of work, purchase order or similar ancillary agreement or documentation issued under an existing Material Contract, in each case not in excess of $250,000 individually nor more than $1,000,000 in the aggregate), provided, that none of the foregoing actions with respect to any Paragon License Agreement or the Revenue Participation Right Agreement will be deemed to be in the ordinary course of business;

(xiv) amend or modify in any material respect any privacy policies, or any administrative, technical, or physical safeguards related to privacy or cybersecurity except to remediate any security issue, to enhance data security or integrity, to comply with or improve compliance with applicable Privacy Laws, as otherwise directed or required by a Governmental Body, or in relation to any new or updated software, products or technologies of the Company and the Company’s Subsidiaries;

(xv) commence any Legal Proceeding, except: (A) with respect to routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would be reasonably likely to result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers in good faith the views and comments of Parent with respect to any such Legal Proceeding prior to commencement thereof); or (C) in connection with or relating to the Transactions, including a breach of this Agreement or any other agreement contemplated hereby;

(xvi) settle, release, waive, or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than (A) any actual or threatened Legal Proceeding, (B) any actual or threatened Legal Proceeding or other claim arising out of or relating to the Transactions, including a breach of this Agreement or any other agreement contemplated hereby, or (C) pursuant to a settlement that does not relate to any of the Transactions and, in the case of this clause (C), (1) that results solely in a monetary obligation involving only the payment of monies by the Company of not more than $1,000,000 individually and $5,000,000 in the aggregate; (2) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, the Company and the payment of monies by the Company that together with any settlement made under clause (1) are not more than $1,000,000 individually and $5,000,000 in the aggregate (not funded by an indemnity obligation or through insurance policies); (3) that results solely in a monetary obligation involving payment by the Company of an amount not greater than the amount specifically reserved in accordance with GAAP with respect to such Legal Proceeding or claim on the Balance Sheet; or (4) that does not result in any monetary obligation of the Company or a Company Subsidiary; provided that this Section 5.2(b)(xvi) shall not apply to any Legal Proceeding arising out of or relating to any matter set forth in Section 2.1(b), Section 5.5 and Section 5.9 or Tax compliance matters which are exclusively governed by Section 5.2(b)(xx);

(xvii) negotiate, adopt, enter into, amend, modify or terminate any Collective Bargaining Agreement (except to the extent required by applicable Laws);

(xviii) disclose to any Person any trade secrets relating to any Product or that are otherwise material to the Company or any of its Subsidiaries, other than (A) in the ordinary course of business, to contract manufacturers, contract research and/or organizations, distributors, customers, suppliers, licensors, licensees, sublicensees, Governmental Bodies and any other Person with whom the Company has a business relationship as of the date of this Agreement, (B) in connection with non-disclosure agreements entered into in the ordinary course of business, in each case with respect to clauses (A) and (B), subject to written confidentiality obligations binding on such Person, or (C) in compliance with Section 5.3(a) and Section 5.3(c);

(xix) with regard to any Product in development, (A) initiate or commence any new clinical trials, (B) amend or modify any existing clinical trial protocols, study recruitment efforts, study enrollment activities or clinical trial timelines, except as required by applicable Regulatory Authority or any institutional review board or (C) terminate, discontinue or suspend any ongoing clinical trials or activities for planned clinical trials, except as required by applicable Regulatory Authority or any institutional review board, as determined by the Company in good faith, and except, in each case, and in each case of (B) and (C), where the Company reasonably believes such amendment, modification or termination, as applicable, is necessary to protect the safety or welfare of clinical trial subject(s) and it would be impracticable under applicable Law and/or in light of such safety concerns to give advance notice;

(xx) (A) make (except in the ordinary course of business), change, or rescind any material Tax election; (B) settle or compromise any material Tax liability or claim; (C) change (or request to change) any material method of accounting for Tax purposes or Tax accounting period; (D) amend, refile, modify or otherwise change any material Tax Return that was previously filed; (E) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than in connection with an extension to file a Tax Return of no longer than seven (7) months); (F) enter into any pre-filing, advance pricing agreement or material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) with any Governmental Body; (G) surrender any right to claim a material refund, credit, offset or other reduction in Taxes; (H) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnification agreement with respect to any material amount of Taxes (other than commercial Contracts not primarily related to Taxes) or (I) take any position with respect to a material item on any Tax Return in a manner inconsistent with past practice;

(xxi) change in any material respect their material financial accounting principles, practices or methods, except as required by GAAP or applicable Law;

(xxii) abandon or fail to maintain or perform any material obligations with respect to, any material Regulatory Authorizations;

(xxiii) with regard to any Product in development (including manufacturing) or in commercial distribution, modify any specification for such Product unless such modification is mandated or required by a Governmental Body;

(xxiv) enter into any new material line of business;

(xxv) terminate, cancel or make any material changes to the structure, limits or terms and conditions of any material insurance policies, including allowing such insurance policies to expire without renewal or comparable replacement coverage or otherwise maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; or

(xxvi) enter into or authorize, agree, or commit to take any action described in clauses (i) through (xxv) of this Section 5.2(b).

Nothing in this Agreement shall give to Parent or Merger Sub, directly or indirectly, any right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations and those of its Subsidiaries.

(c) During the Pre-Closing Period, the Company shall comply with the actions in Section 5.2(c) of the Company Disclosure Schedule.

Section 5.3 No Solicitation; Change in Recommendation.

(a) No Solicitation.

(i) Except as expressly provided in this Section 5.3, the Company shall not, and shall cause the Company Subsidiaries not to, directly or indirectly, through any of its or their Representatives or otherwise, and shall not permit or authorize any such Person to:

(A) solicit, knowingly assist, initiate, knowingly encourage, or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential or non-public information, properties, facilities, books or records of the Company or any Company Subsidiary or entering into any form of agreement, arrangement or understanding) any inquiry, proposal, discussion, negotiation, or offer that constitutes or may reasonably be expected to constitute or lead to, a Company Alternative Transaction;

(B) enter into, continue, or otherwise initiate, solicit, knowingly encourage, engage, knowingly assist, or participate in or knowingly facilitate (including by the furnishing any confidential or non-public information of the Company or any of its Subsidiaries) any discussions or negotiations with any Person (other than with Parent, Merger Sub, each of their Representatives or any Person acting jointly or in concert with Parent or Merger Sub) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, a Company Alternative Transaction;

(C)  make a Change in Recommendation;

(D) enter into, or publicly propose to enter into, any agreement, letter of intent, agreement in principle, understanding or arrangement in respect of a Company Alternative Transaction other than a confidentiality and standstill agreement permitted by and in accordance with Section 5.3(c); or

(E) approve, authorize or publicly announce any intention to do any of the foregoing.

(ii) The Company shall, and shall cause the Company’s Subsidiaries and its and their respective Affiliates and Representatives to, immediately cease and terminate, any solicitation, encouragement, discussion, activity or negotiation commenced prior to the date of this Agreement with any Person and such Person’s Representatives (other than with Parent, Merger Sub or each of their Representatives) with respect to any inquiry, proposal, discussion, negotiation, or offer that constitutes, or may reasonably be expected to constitute or lead to, a Company Alternative Transaction, and in connection therewith, the Company will:

(A) immediately discontinue access to and disclosure of all information, including (x) any physical or electronic data room access for such Persons and their Representatives to diligence or other information regarding the Company or any of its Subsidiaries or any of their businesses or assets and (y) any access to the properties, facilities, books and records of the Company or of any Company Subsidiaries; and

(B) within two (2) business days of the date hereof, request the prompt return or destruction of all copies of any confidential information regarding the Company or any Company Subsidiary provided to any Person (other than Parent, Merger Sub, and each of their Representatives) since January 1, 2025 that entered into a confidentiality agreement with the Company relating to a potential Company Alternative Transaction.

(iii) Further, the Company covenants and agrees that it shall (A) take all necessary action to enforce any confidentiality, standstill, non-disclosure, non-solicitation, or similar agreement, covenant, or restriction entered into in connection with any Company Alternative Transaction to which the Company or any Company Subsidiary is a party or may hereafter become a party in accordance with Section 5.3(c) and (B) not release any Person from, or waive, amend, release, assign, suspend or otherwise modify any Person’s obligations respecting the Company, or any Company Subsidiary, under any confidentiality, standstill, non-disclosure, non-solicitation, or similar agreement, covenant, or restriction entered into in connection with any Company Alternative Transaction to which the Company or any Company Subsidiary is a party (it being acknowledged by Parent and Merger Sub that the automatic termination or release of any standstill restrictions of any such agreements as a result of the entering into an announcement of this Agreement shall not be a violation of this Section 5.3); provided that the Company shall be permitted to terminate, amend or otherwise modify, waive or fail to enforce any such “standstill,” provision or agreement if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(b) Notification of Proposals. If the Company or any of the Company Subsidiaries or any of its or their respective Affiliates or Representatives receives or otherwise become aware of any written or oral inquiry, proposal, request for information or offer that constitutes, contemplates or may reasonably be expected to constitute or lead to a Company Alternative Transaction, or any request for copies of, or disclosure of, confidential information relating to the Company or any Subsidiary in relation to a possible Company Alternative Transaction, the Company shall promptly notify Parent and Parent’s counsel, at first orally, and then within twenty-four (24) hours, in writing, of such inquiry, proposal, offer or request, a description of the material terms and conditions and the identity of all Persons making any oral inquiry, proposal, offer or request and a copy of any written proposal or offer, or, if applicable, the proposed definitive agreement and all ancillary documentation, in respect of a potential Company Alternative Transaction. The Company shall keep Parent promptly and fully informed on a reasonably current basis of the status, the terms of any discussions or negotiations (to the extent such discussions and negotiations are permitted by Section 5.3(c)) and any developments and discussions relating to any such inquiry, proposal, offer or request (including any financing commitments related thereto), including any changes, modifications or other amendments to or relating to any such inquiry, proposal, offer or request and promptly provide to Parent a copy of any written proposal or offer, or, if applicable, the proposed definitive agreement and all ancillary documentation, with respect to such Company Alternative Transaction (or, where such proposal or offer is not in writing, a description of the terms of such correspondence between the Company and its Representatives and the Person making any such inquiry, proposal, offer or request and its Representatives).

(c) Responding to Proposals. Notwithstanding Section 5.3(a), if, at any time prior to obtaining the Required Company Stockholder Approval, the Company receives a bona fide unsolicited written proposal, the consummation of which would constitute a Company Alternative Transaction, that did not result, directly or indirectly, from any breach of this Section 5.3, any other provision of this Agreement or the Confidentiality Agreement, but subject to entering into a confidentiality agreement with such Person containing terms that are not less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement must not contain any provision or term that would restrict, in any manner, the Company’s ability to consummate the Transactions or comply with its disclosure obligations to Parent pursuant to this Agreement), a final executed copy of which shall be provided to Parent prior to providing such Person with any such copies, access or disclosure, the Company and its Representatives may (x) engage in or participate in discussions or negotiations with such Person regarding such proposal and (y) provide copies of, access to or disclosure of information, properties, facilities, books or records of the Company or its Subsidiaries (and any such copies, access or disclosure provided to such Person shall have already been (or simultaneously be) provided to Parent and its Representatives), if and only if, in the case of both clauses (x) and (y), (i) the Company Board first determines in good faith, after consultation with its outside financial advisor(s) and outside legal counsel, that such proposal constitutes or would reasonably be expected to constitute or lead to a Superior Proposal and (ii) that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; and the Company has been, and continues to be, in compliance (1) with its obligations under Section 5.3(a) in all respects, and (2) with its obligations under Section 5.3 (other than Section 5.3(a)) in all material respects.

(d) Change in Recommendation; Right to Match.

(i) If the Company receives a Superior Proposal that did not result from a breach of Section 5.3(a) (other than any such breach that is de minimis and unintentional), prior to obtaining the Required Company Voting Stockholder Approval, the Company Board may make a Change in Recommendation or terminate this Agreement to immediately thereafter enter into a definitive agreement with respect to such Superior Proposal pursuant to Section 7.1(g), if and only if:

(A) the Company or its Representatives have delivered to Parent a written notice of the determination of the Company Board that such proposal constitutes a Superior Proposal (the “Superior Proposal Notice”);

(B) the Company or its Representatives have provided to Parent a copy of the proposed definitive agreements for the Superior Proposal (which shall include all schedules, appendices, exhibits and other attachments related thereto, if any, including copies of any financing commitments related thereto) and all ancillary documentation (including any financing documents subject to customary confidentiality provisions) and any other material documents or material correspondences, as well as any subsequent amendment or modification with respect to any of the foregoing, provided to or by the Company, and Company Subsidiary or their respective Affiliates and Representatives in connection therewith;

(C) at least five (5) business days (the “Matching Period”) have elapsed from the date that is the later of the date on which Parent received the Superior Proposal Notice and the date on which Parent received a copy of all the materials referred to in Section 5.3(d)(i)(B) above; provided that in the case of any subsequent amendment or modification with respect to any such materials, the Matching Period shall end on the later of the expiration of such five (5) business day period and two (2) business days after Parent received such amended or modified materials;

(D) during any Matching Period, the Company shall, and shall cause its Representatives to, if requested by Parent, negotiate and consider in good faith with Parent and its Representatives, any revision to the terms of the Transactions proposed by Parent in order for such proposal to cease to be a Superior Proposal; and

(E) after the Matching Period, the Company Board has determined in good faith (x) after consultation with its outside financial advisor(s) and outside legal counsel, that such proposal continues to constitute a Superior Proposal (and, if applicable, compared to the terms of the Transactions as proposed to be amended by Parent under Section 5.3(d)(iii)) and (y) after consultation with its outside financial advisors and outside legal counsel, that the failure to take the relevant action would be inconsistent with its fiduciary duties under applicable Law; and

(F) the making of the proposal constituting a Superior Proposal did not result, directly or indirectly, from any breach of this Section 5.3 or the Confidentiality Agreement.

(ii) Other than in connection with a Company Alternative Transaction, the Company may make a Change in Recommendation in response to a Change in Circumstance, if and only if:

(A) the Company or its Representatives have delivered to Parent a written notice that (x) the Company Board has determined, in its good faith judgment, after consultation with outside financial advisor(s) and outside legal counsel, that the failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law and (y) describes the Change in Circumstance in reasonable detail (the “Determination Notice”);

(B) at least five (5) business days (the “Change in Circumstance Matching Period”) have elapsed from the date on which Parent received the Determination Notice;

(C) during any Change in Circumstance Matching Period, the Company shall, and shall cause its Representatives to, if requested by Parent, negotiate and consider in good faith with Parent and its Representatives, any revision to the terms of the Transactions proposed by Parent in order for the failure to make such a Change in Recommendation to no longer be inconsistent with its fiduciary duties under applicable Law; and

(D) after the Change in Circumstance Matching Period, the Company Board has determined in good faith after consultation with its outside financial advisor(s) and outside legal counsel, that failure to make a Change in Recommendation would still be inconsistent with its fiduciary duties under applicable Law.

(iii) If the Company Board determines that any alternative proposal would cease to be a Superior Proposal by virtue of the revisions proposed by Parent, the Company shall promptly (and in any event within twenty-four (24) hours of such determination) so advise Parent, and the Company and Parent shall amend this Agreement to reflect such offer made by Parent and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(iv) Each successive (A) amendment to any proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Company’s stockholders or other material terms or conditions thereof or (B) change in material facts and circumstances relating to the Change in Circumstance shall constitute a new proposal or Change in Circumstance (as applicable) for the purposes of this Section 5.3(d) and the Company shall deliver a new Superior Proposal Notice for the new Superior Proposal; provided that Parent shall be afforded only a three (3) business day Matching Period or Change in Circumstances Matching Period (as applicable) from (x) in the case of a Superior Proposal, the later of the date on which Parent received the Superior Proposal Notice for the new Superior Proposal and the date on which Parent received all of the materials referred to in Section 5.3(d)(i)(B)) with respect to such new Superior Proposal and (y) in the case of a Change in Circumstance, the date on which Parent received the Determination Notice for the new Change in Circumstance.

(v) The Company Board shall promptly (and in any event within twenty-four (24) hours) reaffirm the Company Board Recommendation without qualification by press release after any proposal regarding a Company Alternative Transaction which is determined not to be a Superior Proposal is publicly announced or publicly disclosed or the Company Board determines that a proposed amendment to the terms of this Agreement or the Transactions as contemplated under Section 5.3(d)(iii) would result in such a proposal no longer being a Superior Proposal. The Company shall provide Parent and its Representatives with a reasonable opportunity to review the form and content of any such press release and shall reasonably consider amendments to such press release as reasonably requested by Parent and its outside legal counsel.

(vi) If the Company provides a Superior Proposal Notice or Determination Notice to Parent on a date that is less than ten (10) business days before the Company Stockholders’ Meeting, the Company shall either proceed with or shall postpone the Company Stockholders’ Meeting, as directed by Parent acting reasonably, to a date determined by Parent that is not more than ten (10) business days after the scheduled date of the Company Stockholders’ Meeting but in any event the Company Stockholders’ Meeting shall not be postponed to a date which would prevent the Effective Time from occurring on or prior to the End Date.

(vii) Nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company from (A) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9(f) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; or (B) making any disclosure to the Company’s stockholders that the Company Board has reasonably determined in good faith in consultation with outside legal counsel is required by applicable Securities Laws; provided that (x) this Section 5.3(d)(vii) shall not permit the Company Board to make a Change in Recommendation except to the extent permitted by Section 5.3(c) and (y) in each case that, notwithstanding that the Company Board shall be permitted to make such disclosure, the Company Board shall not be permitted to make a Change in Recommendation solely as a result of such disclosure. Any public disclosure made by or on behalf of the Company relating to any Company Alternative Transaction shall state that the Company Board Recommendation continues to be in effect, unless, prior to the time of such public disclosure, this Agreement has been terminated in compliance with Section 5.3.

(viii) Without limiting the generality of the foregoing, the Company shall advise its Subsidiaries and its and their Representatives of the prohibitions set out in this Section 5.3 and any violation of the restrictions set forth in this Section 5.3 by its Subsidiaries or its or their Representatives will be deemed to be a breach of this Section 5.3 by the Company.

Section 5.4 Written Consent; Preparation of Proxy Statement and the Company Stockholders’ Meeting.

(a) In connection with the Written Consent, the Company shall take all actions necessary or advisable to comply, and shall comply in all respects, with applicable Law and the Company’s Organizational Documents.

(b) As promptly as practicable following the date of this Agreement and in any event within fourteen (14) calendar days after the date of this Agreement, the Company shall prepare, and file with the SEC, the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any oral or written comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all written correspondence and a summary of all oral communications between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. The Company shall cooperate with and provide Parent with a reasonable opportunity to review and comment on the Proxy Statement and any substantive correspondence (including responses to SEC comments), amendments or supplements to the Proxy Statement prior to filing with the SEC, consider such comments in good faith, and shall provide to Parent a copy of all such filings made with the SEC.

(c) The Company shall use all reasonable efforts to have the Proxy Statement be cleared by the SEC and its staff under the Exchange Act as promptly as practicable after such filing. The Proxy Statement will contain such information and disclosure reasonably required so that the Proxy Statement conforms in form and substance to the requirements of the Exchange Act. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to holders of Company Common Stock as promptly as practicable and in any event within two (2) business days after (i) the Proxy Statement is cleared by the SEC or (ii) the date that is ten (10) calendar days after filing the Proxy Statement in preliminary form if, prior to such date, the SEC does not provide comments or indicates that it does not plan to provide comments.

(d) If at any time prior to the Effective Time there shall occur any event (i) with respect to the Acquired Companies, or with respect to information supplied by Company for inclusion in the Proxy Statement, or (ii) with respect to Guarantor or Parent, or with respect to information supplied by Parent for inclusion in the Proxy Statement, in either case, which event is required to be described in an amendment of or a supplement to the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company.

(e) Subject to the other provisions of this Agreement and as promptly as practicable after the Proxy Statement is cleared by the SEC or the date that is ten (10) calendar days after filing the Proxy Statement in preliminary form if, prior to such date, the SEC does not provide comments or indicates that it does not plan to provide comments, the Company shall (i) take all action required by the DGCL and the Company’s certificate of incorporation and bylaws to duly call, give notice of, convene, and hold a meeting of its holders of Company Voting Common Stock promptly following the mailing of the Proxy Statement but in any event within twenty (20) business days (or such other time as otherwise required to comply with applicable Law, as requested by the SEC or its staff, or as the Company and Parent otherwise agree) (the “Company Stockholders’ Meeting”) for the purpose of obtaining (A) the Required Company Voting Stockholder Approval and (B) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated by such agreement and (ii) use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the adoption of this Agreement. Notwithstanding anything to the contrary in this Agreement, (x) the Company may adjourn, recess, or postpone, and at the request of Parent it shall adjourn, recess, or postpone, the Company Stockholders’ Meeting for a reasonable period to solicit additional proxies, if the Company or Parent, respectively, reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to obtain the Required Company Voting Stockholder Approval (provided that, unless agreed in writing by the Company and Parent, all such adjournments, recesses or postponements shall be for periods of no more than ten (10) business days each) and (y) the Company may adjourn, recess, or postpone the Company Stockholders’ Meeting if (I) the Company is required to do so by applicable Law or order or request from the SEC or its staff, (II) subject to Section 5.3(d)(vi), the Company has notified Parent pursuant to Section 5.3(d) that the Company Board intends to make a Change in Recommendation and the applicable notice period thereunder will not have expired prior to the then-scheduled date and time of the Company Stockholders’ Meeting or (III) the Company Board has determined in good faith (after consultation with outside legal counsel) that such adjournment, recess or postponement is necessary to ensure that Company stockholders have sufficient time to evaluate any information or disclosure that the Company has sent or otherwise made available (including by issuing a press release, filing materials with the SEC or otherwise) to the Company’s stockholders in advance of the Company Stockholders’ Meeting.

(f) The Company shall establish the earliest practicable record date for the Company Stockholders’ Meeting and commence broker searches at least twenty (20) days prior thereto (or such shorter period as the SEC or its staff confirms is acceptable or otherwise as is consistent with SEC guidance) pursuant to Section 14a-13 of the Exchange Act in connection therewith, subject to compliance with the DGCL, the Exchange Act, and any rule or regulation of NASDAQ Global Markets. In no event will such record date be changed without Parent’s prior written consent (such consent not to be unreasonably delayed, conditioned or withheld) other than in connection with an adjournment, recess, postponement to the Company Stockholders’ Meeting taken or made in compliance with Section 5.4(e).

(g) Parent shall provide the Company with such information concerning itself, Guarantor, Merger Sub and their Affiliates as is customarily included in a proxy statement prepared in connection with a transaction of the type contemplated by this Agreement or as otherwise required by Laws, requested by the SEC or its staff, or as the Company may reasonably request, in each case, sufficiently in advance of the mailing of the Proxy Statement to be included therein.

Section 5.5 Filings, Consents, and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable under applicable Antitrust Laws or Foreign Direct Investment Laws to consummate and make effective the Transactions as promptly as reasonably practicable, including, (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations, or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be reasonably necessary to obtain any such consent, decision, declaration, approval, clearance, or waiver, or expiration or termination of a waiting period by or from, or to avoid a Legal Proceeding by, any Governmental Body in connection with any Antitrust Law or Foreign Direct Investment Law, (ii) the giving of all required notices to third parties, and (iii) the execution and delivery of any additional instrument reasonably necessary to consummate the Transactions. Prior to the Effective Time, the Company will use commercially reasonable efforts to obtain any consents, approvals, or waivers of third parties with respect to any Company Contracts to which it is a party as may be necessary for the consummation of the Transactions or required by the terms of any Company Contract as a result of the execution, performance, or consummation of the Transactions; provided, that, in no event will the Company or any Company Subsidiary be required to pay, prior to the Effective Time, any fee, penalty, or other consideration (other than any such fee, penalty or other consideration that Parent advances to the Company) or make any other accommodation to any third party to obtain any consent, approval, or waiver required with respect to any such Company Contract unless such consent, approval, or waiver is conditioned upon and effective only following the occurrence of the Closing; provided further that no such consent, approval, or waiver shall be agreed without Parent’s prior written consent.

(b) Notwithstanding anything to the contrary set forth in this Agreement, including this Section 5.5, in no event shall Guarantor, Merger Sub or any of their respective Affiliates or Subsidiaries be obligated to undertake or commit or agree to undertake (and the Company may not request or propose that Guarantor, Merger Sub or any of their respective Affiliates or Subsidiaries take) any of the following actions: (A) negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, lease, license, divestiture, or disposition of any asset, right, product or product line (including any Product), or business of the Company, Guarantor, or any of their respective Affiliates, (B) terminating any existing relationship, contractual right, or obligation of the Company, Guarantor, or any of their respective Affiliates, (C) terminating any venture or other arrangement, (D) creating any relationship, contractual right, or obligation of the Company, Guarantor, or any of their respective Affiliates, (E) effectuating any other change or restructuring of the Company, Guarantor, or any of their respective Affiliates, (F) undertaking or agreeing to (or requesting or authorizing the Company or any of its Subsidiaries to undertake, effective upon the Closing) any requirement or obligation to provide prior notice to, or obtain prior approval from, any Governmental Body with respect to any transaction, (G) otherwise taking or committing to take any action with respect to the businesses, product lines, or assets of the Company, Guarantor, or any of their respective Affiliates, and (H) any sale, divestiture, disposition or other remedial measure pursuant to this Section 5.5.

(c) Subject to the terms and conditions of this Agreement, each Party shall (and shall cause their respective Affiliates, if applicable, to) (i) as promptly as reasonably practicable, but in no event later than ten (10) business days after the date of this Agreement (unless Parent and the Company agree to a later date), make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions, (ii) as promptly as reasonably practicable, make all other filings, notifications or other consents as may be required to be made or obtained by such Party under Antitrust Laws or Foreign Direct Investment Laws in those jurisdictions identified in Section 5.5(c) of the Company Disclosure Schedule, which contains the list of the only jurisdictions where filing, notification, expiration of a waiting period, or consent or approval is a condition to Closing, (iii) cooperate with each other in determining whether, and promptly preparing and making, any other filing or notification or other consent required to be made with, or obtained from, any other Governmental Body in connection with the Transactions, and (iv) cooperate with each other and use their respective reasonable best efforts to contest and resist any Legal Proceeding that is in effect and that prohibits, prevents or restricts consummation of the Transactions. The Company and Parent shall request early termination of any applicable waiting or review periods under the Antitrust Laws and Foreign Direct Investment Laws (if available). If, prior to the Effective Time, either (A) the U.K. Competition and Markets Authority (the “CMA”) indicates in writing to Guarantor that it has decided to formally investigate the Merger and, accordingly, requests Guarantor to submit a merger notice in the form prescribed under the U.K. Enterprise Act 2002 or (B) the European Commission (the “EC”) indicates in writing to Guarantor that a member state of the European Union has made a referral request of the Merger to the EC under Article 22 of the EU Merger Regulation, then Guarantor shall provide to the Company a copy of such written communication as promptly as practicable after its receipt or submission thereof, as applicable, and if such communication shall have been so provided, the CMA under the U.K. Enterprise Act of 2002 or the EC under Article 22 of the EU Merger Regulation, as the case may be, shall thereupon be deemed to be added to Section 5.5(c) and Section 6.1(c) of the Company Disclosure Schedule.

(d) Without limiting the generality of anything in this Section 5.5, each Party shall use its reasonable best efforts to (i) cooperate in all respects and consult with the other Parties in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other Parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action, or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action, or Legal Proceeding, (iv) promptly inform the other Parties of any material communication to or from the FTC, the DOJ, or any other Governmental Body in connection with any such request, inquiry, investigation, action, or Legal Proceeding, (v) on request, promptly furnish to the other Party a copy of such communications, subject to a confidentiality agreement limiting disclosure to outside counsel and consultants retained by such counsel, and subject to redaction of documents (A) as necessary to comply with contractual arrangements or address attorney-client or other privilege concerns and (B) to remove references to valuation of the Company or its Subsidiaries, (vi) to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion, or proposal to be made or submitted in connection with any such request, inquiry, investigation, action, or Legal Proceeding, and (vii) except where prohibited by any Governmental Body, permit authorized Representatives of the other Parties to be present at each meeting and telephone or video conference arising out of or relating to such request, inquiry, investigation, action, or Legal Proceeding. Each Party shall supply as promptly as practicable following written request therefor such information, documentation, other material, or testimony that may be requested by any Governmental Body, including by using reasonable best efforts to respond promptly to any reasonable written request for additional information, documents or other materials, including any “second request” under the HSR Act, received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the Transactions. Any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 5.5 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. Each Party shall use reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege, or any other privilege pursuant to this Section 5.5 so as to preserve any applicable privilege. All filing fees for any filing required under Antitrust Laws or Foreign Direct Investment Laws (if any) shall be paid by Guarantor.

(e) Guarantor, after prior consultation in good faith with the Company, shall have the principal and sole responsibility for devising and implementing the strategy for obtaining any necessary clearances under the Antitrust Laws and Foreign Direct Investment Laws and shall control and take the lead in all meetings, communications and decisions (including any decision to pull and refile under any applicable Antitrust Laws or Foreign Direct Investment Laws) and communications with any Governmental Body in connection therewith. In furtherance of the foregoing, the Company shall use its reasonable best efforts to consult in advance with Guarantor, obtain Guarantor’s prior written consent (such consent may be withheld, conditioned or delayed in Guarantor’s sole discretion) and to address all of Guarantor’s views and comments prior to taking any substantive position with respect to (A) the filings under the HSR Act or required by any other Governmental Body under any applicable Antitrust Laws or Foreign Direct Investment Laws and (B) any written submission or, to the extent practicable, any discussion with any Governmental Body in connection with obtaining any necessary clearance under the HSR Act or any other Antitrust Law or any Foreign Direct Investment Law.

Section 5.6 Employee Benefits.

(a) Parent hereby acknowledges that a “change in control,” “sale event” or term or concept of similar import within the meaning of the Employee Plans will occur at or prior to the Effective Time, as applicable. For a period of one (1) year following the Effective Time, Parent shall provide, or cause to be provided, to each natural person who is employed by the Company or any Company Subsidiary as of immediately prior to the Effective Time (including any such employee who is on disability or other approved leave) and who continues to be employed by the Surviving Corporation (or any Affiliate thereof) during such one (1)-year period (each, a “Continuing Employee”), while such Continuing Employee is employed by the Surviving Corporation (or any Affiliate thereof), with (i) an annual base salary (or base wages, as the case may be) and target annual cash incentive compensation opportunities (excluding retention, change in control, transaction, and equity-based compensation), that are, together, no less favorable in the aggregate than the annual base salary (or base wages, as the case may be) and target annual cash incentive compensation opportunities (excluding retention, change in control, transaction, and equity-based compensation) provided to such Continuing Employee as of the date hereof, provided that the annual base salary (or base wages, as the case may be) shall be no less than the annual base salary (or base wages, as the case may be) provided to such Continuing Employee as of the date hereof and (ii) other benefits (excluding cash and equity-based compensation, severance and retention benefits, retiree welfare benefits, defined benefit pension plans, and change in control and transaction plans, programs, perquisites, and arrangements) that are substantially comparable in the aggregate to (x) those other benefits (excluding cash and equity-based compensation, severance and retention benefits, retiree welfare benefits, defined benefit pension plans, and change in control and transaction plans, programs, perquisites, and arrangements) provided to such Continuing Employee as of the date hereof under the applicable Employee Plans or (y) those provided to similarly-situated employees of Guarantor and its Subsidiaries (subject to Section 5.6(b)).

(b) Parent shall provide each Continuing Employee with service credit for purposes of eligibility to participate and vesting and, with respect to severance, vacation and time‑off benefits only, level of benefits, under Guarantor’s employee benefit plans and arrangements (but excluding any plan that is an equity-based compensation plan, defined benefit pension plan, retiree health or welfare plan or employee benefit plan that is frozen or for which participation is intended to be limited to a grandfathered population) (a “Buyer Plan”) to the extent such Continuing Employee becomes eligible to participate in such Buyer Plan on or after the Closing Date and coverage under such Buyer Plan replaces coverage under a comparable Employee Plan in which such Continuing Employee participates immediately prior to the Closing Date, with respect to his or her length of service with the Company (and its predecessors) prior to the Closing Date (based on the date of engagement) to the extent such service was taken into account under the comparable Employee Plan; provided that the foregoing shall not result in the duplication of benefits under any such Buyer Plan.

(c) For purposes of each Buyer Plan that provides group health benefits to Continuing Employees eligible for such benefits after the Closing Date and replaces coverage under a corresponding Employee Plan, Parent shall use its commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions, and waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee, to the extent that such conditions, exclusions, and waiting periods would not apply under a similar Employee Plan in which such employee participated prior to the Effective Time and (ii) ensure that such Buyer Plan shall, for purposes of deductibles, co-payments, out-of-pocket maximums, and allowances, credit each Continuing Employee for amounts paid prior to the Effective Time with the Company (and its predecessors) to the same extent that such amounts paid was recognized prior to the Effective Time under the corresponding Employee Plan.

(d) If requested by Parent in writing at least ten (10) calendar days prior to the Closing Date, the Company and each Company Subsidiary shall adopt resolutions and take all such corporate action as is necessary to terminate each 401(k) plan maintained, sponsored or contributed to by the Company or any of the Company Subsidiaries (collectively, the “Company 401(k) Plans”), in each case, effective as of the day immediately prior to the Closing Date, and the Company shall provide Parent with evidence that such Company 401(k) Plans have been properly terminated, the form of such termination documents shall be subject to Parent’s review. Continuing Employees shall be entitled to effect a direct rollover of any eligible rollover distributions (as defined in Section 402(c)(4) of the Code), including plan loans, to such 401(k) plan maintained by Guarantor or its Subsidiaries.

(e) The provisions of this Section 5.6 are solely for the benefit of the Parties to this Agreement, no provision of this Section 5.6 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, and no current or former employee or other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing in this Agreement shall confer upon any Company Associate any right to continue in the employ or service of the Surviving Corporation, Guarantor, or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way any right that the Surviving Corporation, Guarantor, or any Subsidiary or Affiliate thereof may have to discharge or terminate the services of any Company Associate at any time for any reason whatsoever, with or without cause, or to terminate or amend any benefit plan, program, agreement or arrangement sponsored or maintained by Guarantor or the Surviving Corporation or any of their respective Subsidiaries or Affiliates.

Section 5.7 Indemnification of Officers and Directors.

(a) All rights to indemnification, advancement of expenses, and exculpation by the Company existing (the “Indemnification Obligations”) in favor of those Persons who are directors or officers of the Company as of the date of this Agreement or have been directors or officers of the Company in the past (collectively, the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the Organizational Documents of the Company (as in effect as of the date of this Agreement) or in any indemnification agreements between the Company and said Indemnified Persons that was made available to Parent (as in effect as of the date of this Agreement) shall survive the Effective Time and shall not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Person, and shall be observed and maintained by the Surviving Corporation and its Subsidiaries to the fullest extent available under applicable Law for a period of six (6) years from the Effective Time, and any claim made pursuant to such rights within such six-year period shall continue to be subject to this Section 5.7(a) and the rights provided under this Section 5.7(a) until disposition of such claim.

(b) From the Effective Time until the six-year anniversary of the Closing Date, Parent and the Surviving Corporation (together with their successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent permitted under Law and the Company’s Organizational Documents in effect as of the date of this Agreement, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of the Company against all losses, claims, damages, liabilities, fees, expenses, judgments, or fines incurred by such Indemnified Person due to such Indemnified Person’s capacity as an officer or director of the Company in connection with any pending or threatened Legal Proceeding based on, arising out of, or relating to, in whole or in part, the fact that such Indemnified Person is or was a director or officer of the Company at or prior to the Effective Time and pertaining to any and all matters pending, existing, or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the Transactions. Without limiting the foregoing, from the Effective Time until the six-year anniversary of Closing Date, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Law, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 5.7(b) within twenty (20) business days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 5.7(b) or under applicable Law or the Company’s Organizational Documents or indemnification agreement at the time of this Agreement.

(c) Any Indemnified Person wishing to claim indemnification under this Section 5.7 upon learning of any such Legal Proceeding, shall promptly notify Parent thereof in writing, but the failure to so notify shall not relieve Parent or the Company of any liability it may have to such Indemnified Person except to the extent such failure prejudices the Indemnifying Party. In the event of any Legal Proceeding: (i) Parent or the Company shall have the right to assume the defense thereof (it being understood that by electing to assume the defense thereof, neither Parent nor the Company will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto or assumed any liability with respect thereto), except that if Parent or the Company elects not to assume such defense or legal counsel for the Indemnified Person advises that there are issues which raise conflicts of interest between Parent or the Company and the Indemnified Person, the Indemnified Person may retain legal counsel satisfactory to them, and Parent or the Company shall pay all reasonable and documented fees and expenses of such legal counsel for the Indemnified Person promptly as statements therefor are received; provided however, that Parent and the Company shall be obligated pursuant to this Section 5.7 to pay for only one (1) firm of legal counsel for all Indemnified Persons in any jurisdiction unless the use of one (1) legal counsel for such Indemnified Persons would present such legal counsel with a conflict of interest (provided, that the fewest number of legal counsels necessary to avoid conflicts of interest shall be used); (ii) the Indemnified Persons shall cooperate in the defense of any such matter if Parent or the Company elects to assume such defense, and Parent and the Company shall cooperate in the defense of any such matter if Parent or the Company elects not to assume such defense; (iii) the Indemnified Persons shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if Parent or the Company elects to assume such defense and Parent and the Company shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if Parent or the Company elects not to assume such defense; (iv) Parent and the Company shall not have any obligation hereunder to any Indemnified Person if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnified action of such Indemnified Person in the manner contemplated hereby is prohibited by applicable Law; and (v) all rights to indemnification in respect of any such Legal Proceedings shall continue until final disposition of all such Legal Proceedings.

(d) If a “tail policy” is not obtained by the Company prior to the Effective Time, from the Effective Time until the six-year anniversary of the Closing Date, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain, in effect, the existing directors’ and officers’ and fiduciary liability insurance policies maintained by the Company as of the date of this Agreement for the benefit of the Company, the Company Subsidiaries and the Indemnified Persons who are currently covered by such existing policies with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy; provided that, at or prior to the Effective Time, the Company shall, through a nationally recognized insurance broker approved by Parent (such approval not to be unreasonably withheld, delayed, or conditioned), purchase a six-year “tail” policy for the existing policies effective as of the Effective Time and if an applicable “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to this Section 5.7(d); provided that in no event shall the Surviving Corporation be required to pay annual premiums (or premium for a “tail policy”) in excess of 300% of the annual premiums currently payable by the Company with respect to such current policies, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Company to obtain policies with the greatest coverage available for a cost equal to such amount.

(e) If Parent or the Surviving Corporation or any of their respective legal successors or permitted assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person or consummates any division transaction, then, and in each such case, proper provisions shall be made so that the legal successors and permitted assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.7.

(f) The provisions of this Section 5.7 shall survive the consummation of the Transactions and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns, and heirs and (ii) in addition to, and not in substitution for, any other right to indemnification, advancement, or contribution that any such Person may have by contract or otherwise.

(g) Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any right to any directors’ and officers’, executive and corporate securities insurance claims under any policy that is or has been in existence with respect to the Company or any Company Subsidiary for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.7 is not prior to or in substitution for any such claim under such policies.

Section 5.8 Securityholder Litigation. During the Pre-Closing Period, the Company shall, as promptly as possible after obtaining knowledge thereof, notify Parent of any Legal Proceeding brought by security holders of the Company (including holders of Company Common Stock) against the Company or its directors arising out of or relating to the Transactions and provide accurate and complete copies of all pleadings and correspondence relating to such Legal Proceedings. The Company shall control any such Legal Proceeding brought by security holders of the Company (including holders of Company Common Stock) against the Company or its directors arising out of or relating to the Transactions; provided that the Company shall give Parent the opportunity to (i) participate in and consult with the Company with respect to any such Legal Proceeding and (ii) consult on any settlement, release, waiver or compromise of any such Legal Proceeding, and the Company shall in good faith take any comments into account; provided that the disclosure of information in connection therewith shall be subject to the provisions of Section 5.1, including with respect to attorney-client privilege or any other applicable legal privilege. No such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed), except to the extent the settlement is fully covered by the Company’s insurance policies (other than any applicable deductible), but only if such settlement would not result in the imposition of any restriction on the business or operations of the Company.

Section 5.9 Additional Agreements. Without limitation or contravention of the provisions of Section 5.5, and subject to the terms and conditions of this Agreement, Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party shall (a) make all filings (if any), give all notices (if any) and use commercially reasonable efforts to obtain all Consents (if any) required to be made or given by such Party in connection with the Transactions pursuant to any applicable Law or Material Contract set forth in Section 5.9 of the Company Disclosure Schedule, (b) use reasonable best efforts to lift any restraint, injunction or other legal bar (other than with respect to Antitrust Laws and Foreign Direct Investment Laws) to this Agreement or the Transactions brought by any third Person against such Party, and (c) not take any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, in each case, which is inconsistent with this Agreement or would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Transactions contemplated by this Agreement. For the avoidance of doubt, neither Party shall be required to (x) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value, (y) amend, supplement or otherwise modify any Contract or (z) agree or commit to do any of the foregoing, in each case, for the purposes of obtaining any Consent, nor shall making any such filing, giving any such notice or obtaining any such Consent be a condition precedent to any of Parent’s or Merger Sub’s obligations to consummate the Closing. This Section 5.9 shall not apply to approval under Antitrust Laws or Foreign Direct Investment Laws, which are the subject of Section 5.5. The Company shall give notice to Parent as promptly as reasonably practicable after (and shall subsequently keep Parent informed on a reasonably current basis of any developments related to such notice) it becomes aware of (i) the receipt of any notice from any Person alleging that the Consent of such Person is required in connection with any of the Transactions or (ii) that any Legal Proceeding has been commenced or threatened in writing relating to or involving the Company or any Company Subsidiary that relates to the consummation of the Transactions.

Section 5.10 Disclosure. The initial press release with respect to the Transactions shall be a joint press release. Thereafter, none of the Company, Guarantor, Parent or any of their Representatives acting on their behalf, shall, without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed) issue or cause the publication of any press release or otherwise make any public statement, disclosure, or communication with respect to the Transactions except as may be required by any applicable Law; provided that the foregoing shall not apply to (x) any disclosure or communication contemplated by or in compliance with Section 5.3 (or Guarantor’s or Parent’s response thereto) or (y) any public statement, disclosure, or communication so long as such statement, disclosure, or communication is substantially similar in tone and substance with previous public statements, disclosures, or communications jointly made by the Company and Guarantor or Parent or to the extent that they have been reviewed and previously approved by both the Company on the one hand and Guarantor or Parent on the other hand and would not otherwise require the other Party to make additional public disclosure.

Section 5.11 Takeover Laws. If any Takeover Law may become, may purport to be, or does become applicable to the Transactions, each of Parent, Merger Sub, and the Company and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate or minimize the effect of any Takeover Law on the Transactions.

Section 5.12 Section 16 Matters. The Company and the Company Board shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Equity Awards in the Transactions by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Merger Sub Stockholder Consent. Parent shall, immediately following the execution and delivery of this Agreement, deliver or cause to be delivered the irrevocable written consent of the sole stockholder of Merger Sub adopting this Agreement in accordance with the DGCL and the organizational documents of Merger Sub.

Section 5.14 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under applicable Law to cause the delisting by the Surviving Corporation of the Company Common Stock from NASDAQ Global Markets and the deregistration of the Company Common Stock under the Exchange Act and any other applicable Securities Laws as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

Section 5.15 Notification.

(a) Notification by the Company.  The Company shall promptly notify (in reasonably sufficient detail) Parent of the occurrence of any event which would or would reasonably be expected to (i) prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger or the other Transactions, or (ii) result in the failure of any condition to closing set forth in Section 6.3; provided, that the delivery of any notice pursuant to this Section 5.15(a) shall not (x) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of the Company hereunder (other than this Section 5.15(a)), or (y) update any section of the Company Disclosure Schedule.

(b) Notification by Parent.  Parent shall promptly notify (in reasonably sufficient detail) the Company of the occurrence of any event which would or would reasonably be expected to (i) prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Merger or the other Transactions, or (ii) result in the failure of any condition to closing set forth in Section 6.2; provided, that the delivery of any notice pursuant to this Section 5.15(b) shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of Parent hereunder (other than this Section 5.15(b)).

Section 5.16 Regulatory Matters.

(a) The Company shall, to the extent permitted by applicable Law, promptly provide Parent with a copy of all written or details of any oral correspondence received after the date hereof from the FDA or any other Regulatory Authority regarding any (i) approval, withdrawal, delay, suspension, termination, placement on inactive status (including any clinical hold) or revocation of any approval for such Product, (ii) prohibition, suspension or material delay of the supply of such Product, (iii) new or expanded investigation, review or inquiry concerning the safety of such Product, or (iv) requests for information or meetings with respect to such Product.

(b) Prior to the Closing Date, the Company shall, to the extent permissible under applicable Law, inform Parent of, and provide Parent with a reasonable advance opportunity to review and comment on any material filing proposed to be made by or on behalf of the Company or any of its Subsidiaries with respect to any Product, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA or any other Regulatory Authority by or on behalf of the Company or any of its Subsidiaries. The Company and the Company Subsidiaries shall consult with, and consider any comment from, Parent in good faith prior to making any material submissions to or having material discussions with the FDA or any other Governmental Body or Regulatory Authority.

(c) Prior to the Closing Date, the Company shall, to the extent permissible under applicable Law, reasonably promptly (and in any event within three (3) business days upon discovery by the Company) notify Parent in writing of (i) any FDA Form 483, warning letter, untitled letter, or other similar correspondence or notice from the FDA or any other applicable Regulatory Authority alleging or asserting material noncompliance with any applicable Laws or Regulatory Authorizations received by the Company, its Subsidiaries, or to the knowledge of the Company, any of their respective contract manufacturers with respect to the Products (ii) any written notices, correspondence, or other communication from any institutional review board or independent ethics committee, the FDA or any applicable Regulatory Authority, recommending or requiring the termination, suspension, or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or any of its Subsidiaries, (iii) any Legal Proceedings (whether complete or pending) or request from a Regulatory Authority seeking the recall, withdrawal, suspension or seizure of any Product or (iv) any written notice or other communication from any applicable Regulatory Authority (A) withdrawing or placing any of the Products on “clinical hold” or requiring the termination or suspension of any pre-clinical studies or clinical trials of the Products or (B) alleging any material violation of any applicable Law.

(d) Prior to the Closing Date, the Company shall, to the extent permissible under applicable Law: (i) provide Parent with advance notice of and an opportunity for two designated Representatives of Parent to attend as an observer any meetings the Company has with the FDA or any other Regulatory Authority and (ii) consider in good faith any comments or other input provided by Parent in respect of the foregoing.

ARTICLE VI
CONDITIONS PRECEDENT TO THE CLOSING

The obligations of the Parties to effect the Closing, are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, to the extent applicable:

Section 6.1 Conditions to Obligation of Each Party to Effect the Closing. The respective obligations of each Party to effect the Closing shall be subject to the satisfaction (or waiver by Parent, on its own behalf and on behalf of Merger Sub, and the Company, in each case, to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Required Company Stockholder Approval shall have been obtained.

(b) No Legal Restraints. No (i) injunction or similar order by any Governmental Body having jurisdiction over Guarantor, Parent, Merger Sub, the Company, or any of their respective Subsidiaries that prohibits the consummation of the Merger and the other Transactions shall have been entered and shall continue to be in effect or (ii) Law shall have been enacted, entered, promulgated or enforced, and remain in effect, by any Governmental Body having competent jurisdiction over Guarantor, Parent, Merger Sub, the Company, or any of their respective Subsidiaries that, in any case, prohibits or makes illegal the Transactions (any such order, injunction, or Law in clause (i) or (ii), a “Legal Restraint”).

(c) Regulatory Approvals. (i) Any waiting period under the HSR Act and the filings specified in Section 6.1(c) of the Company Disclosure Schedule applicable to the Merger (and any extension thereof), and any voluntary commitment or agreement with the FTC, the DOJ, or any other Governmental Body not to effect the Closing, shall have expired or been earlier terminated; (ii) all other authorizations, consents, orders, approvals, filings, proceedings, declarations, and expirations of waiting periods, under the applicable Antitrust Laws with respect to the Merger in each case specified in Section 6.1(c) of the Company Disclosure Schedule shall have been made, expired, terminated, or obtained, as the case may be (the foregoing clauses, together the “Regulatory Approvals”); and (iii) all Regulatory Approvals shall be in full force and effect.

Section 6.2 Conditions to Obligation of the Company to Effect the Closing. The obligation of the Company to effect the Closing is further subject to the satisfaction (or waiver by the Company to the extent permitted by applicable Law) of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in Article IV (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have complied with, or performed, in all material respects all of the covenants and agreements they are required to comply with or perform under this Agreement at or prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Closing. The obligations of Parent and Merger Sub to effect the Closing are further subject to the satisfaction (or waiver by Parent, on its own behalf and on behalf of Merger Sub, to the extent permitted by applicable Law) of the following conditions:

(a) (i) The representations and warranties of the Company set forth in Section 3.3(a) (Capitalization; Company Securities) and the first sentence of Section 3.3(c) (Capitalization; Company Equity Awards) shall be true and correct except for de minimis inaccuracies, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Company set forth in Section 3.3(d) (Capitalization; Company Equity Awards), Section 3.9(a) (Absence of Certain Changes, Breach of Covenants) and Section 3.28 (Opinion of Financial Advisor) shall be true and correct, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) Section 3.1 (Due Organization; Good Standing), Section 3.2 (Certificate of Incorporation; Bylaws), Sections 3.3(b), (c) and (e) (other than the first sentence of Section 3.3(c)), Section 3.4 (Authority; Binding Nature of Agreement), Section 3.5(a)(i) (Non-Contravention; Consents), Section 3.6 (Vote Required) and Section 3.7 (Section 203 of DGCL) (x) that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (y) that are not qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iv) the other representations and warranties of the Company set forth in Article III (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iv) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company shall have complied with, or performed, in all material respects all of the covenants and agreements it is required to comply with or perform under this Agreement at or prior to the Effective Time.

(c) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect that is continuing.

(d) The Company shall have delivered to Parent a certificate, dated as of the Closing Date, and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

Section 6.4 Frustration of Closing Conditions. No Party may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2, or Section 6.3, as the case may be, to be satisfied if such failure was caused principally by such Party’s failure to perform any of its obligations under this Agreement.

ARTICLE VII
TERMINATION

Section 7.1 Termination and Abandonment. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Required Company Stockholder Approvals:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if the Effective Time has not occurred on or before December 18, 2026 (the “End Date”); provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the failure of the Closing to have occurred prior to the End Date is primarily attributable to the failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party or if the only reason that the conditions to Closing other than Section 6.1(b) or Section 6.1(c) (to the extent the applicable Legal Restraint relates to Antitrust Laws), are not satisfied is due to a breach of a representation, warranty, covenant or agreement by such Party; provided, further, that if on the End Date all of the conditions to Closing, other than the conditions set forth in Section 6.1(b) or Section 6.1(c) (but only to the extent the applicable Legal Restraint relates to Antitrust Laws), shall have been satisfied or waived (to the extent permitted by applicable Law) or shall be capable of being satisfied at such time, the End Date shall be automatically extended by six (6) months (and in the case of such extension, any reference to the End Date in any other provision of this Agreement shall be a reference to the End Date as so extended); provided, further, that if on such extended End Date all of the conditions to Closing, other than the conditions set forth in Section 6.1(b) or Section 6.1(c) (but only to the extent the applicable Legal Restraint relates to Antitrust Laws), shall have been satisfied or waived (to the extent permitted by applicable Law) or shall be capable of being satisfied at such time, the End Date may be further extended in Parent’s sole discretion, by written notice to the Company prior to the extended End Date, by a period of six (6) months (and in the case of such extension, any reference to the End Date in any other provision of this Agreement shall be a reference to the End Date as so extended);

(c) by either the Company or Parent if any Governmental Body having competent jurisdiction over Guarantor, Parent, Merger Sub or the Company has issued a Legal Restraint, and such Legal Restraint has become final and nonappealable; provided, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c) if the imposition of such Legal Restraint or the failure of such Legal Restraint to be resolved or lifted is primarily attributable to the failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party;

(d) by either the Company or Parent if the Company Stockholders’ Meeting (including any adjournment, recess, or postponement thereof) has concluded and the Required Company Stockholder Approvals contemplated by this Agreement has not been obtained; provided, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the failure to obtain the Required Company Stockholder Approvals is primarily attributable to the failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party;

(e) by the Company, if Parent or Merger Sub has breached any representation, warranty, covenant, or agreement in this Agreement, in each case, which breach (i) would result in a failure of a condition set forth in Section 6.1, Section 6.2(a), or Section 6.2(b) and (ii) cannot be cured by the End Date or, if curable, is not cured within thirty (30) days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination; provided that the Company is not then in breach of any representation, warranty, agreement, or covenant in this Agreement that would result in a failure of a condition set forth in Section 6.1, Section 6.3(a), or Section 6.3(b);

(f) by Parent, if the Company has breached (i) Section 5.3 in any material respect; provided that Parent’s right to terminate this Agreement pursuant to clause (i) of this Section 7.1(f) shall expire upon receipt of the Required Company Stockholder Approvals or (ii) any representation, warranty, covenant, or agreement in this Agreement, in each case, which breach (A) would result in a failure of a condition set forth in Section 6.1, Section 6.3(a), or Section 6.3(b) and (B) cannot be cured by the End Date or, if curable, is not cured within thirty (30) days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination; provided that Parent or Merger Sub is not then in breach of any representation, warranty, agreement, or covenant in this Agreement that would result in a failure of a condition set forth in Section 6.1, Section 6.2(a), or Section 6.2(b);

(g) prior to the time the Required Company Stockholder Approvals are obtained, by the Company in order to accept a Superior Proposal and immediately thereafter with such termination enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Proposal; provided, that the Company has complied in all material respects with the requirements of Section 5.3 with respect to such Superior Proposal and, concurrently with such termination, pays (or causes to be paid) the Termination Fee specified in Section 7.3(a)(i); and

(h) prior to the time the Required Company Stockholder Approvals are obtained, by Parent, if the Company Board shall have effected a Change in Recommendation.

Section 7.2 Effect of Termination; Survival.

(a) Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, (a) the terminating Party shall give prompt written notice thereof to the other Parties, specifying the provision hereof pursuant to which such termination is made, (b) this Agreement shall be of no further force or effect and the Transactions shall be abandoned, each as of the date of termination, and (c) there shall be no liability on the part of any Parent Party or Company Party following any such termination; provided that (i) Section 5.1(b), this Section 7.2, Section 7.3, Article VIII and any applicable defined term in EXHIBIT A shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect, in each case, in accordance with its terms, and (iii) notwithstanding any other provision of this Agreement, the termination of this Agreement shall not relieve any Party from any liability for Fraud or Willful Breach.

(b) No Survival of Representations and Warranties and Covenants. None of the representations and warranties or covenants in this Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule or any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger, except that those covenants that by their terms survive the Effective Time, this Article VII, Article VIII and any applicable defined term in EXHIBIT A shall survive the Effective Time.

Section 7.3 Termination Fee.

(a) Termination Fee. Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated:

(i) by the Company pursuant to Section 7.1(g) (Termination for Superior Proposal);

(ii) by Parent pursuant to Section 7.1(h) (Change in Recommendation) or by either Parent or the Company pursuant to Section 7.1(d) (Company Stockholder No Vote) and, immediately prior to the Company Stockholders’ Meeting, Parent would have been entitled to terminate this Agreement pursuant to Section 7.1(h) (Change in Recommendation); or

(iii) by either Parent or the Company pursuant to Section 7.1(b) (End Date) or Section 7.1(d) (Company Stockholder No Vote) or by Parent pursuant to Section 7.1(f) (Breach of Company Representations or Covenants) and, in each case,

(A) following the execution and delivery of this Agreement, and at or prior to the Company Stockholders’ Meeting, in the case of a termination pursuant to Section 7.1(d) (Company Stockholder No Vote), or at or prior to the time of such termination, in the case of a termination pursuant to Section 7.1(b) (End Date) or Section 7.1(f) (Breach of Company Representations or Covenants), any Person shall have publicly made or announced (and not subsequently withdrawn) or any Person shall have publicly announced an intention (whether or not conditional) to make (and not subsequently withdrawn) a Company Alternative Transaction; and

(B) within twelve (12) months of termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement with any Company Third Party with respect to any Company Alternative Transaction or any Company Alternative Transaction is consummated, then, in each case, the Company shall pay, or cause to be paid, by wire transfer of immediately available funds to an account designated by Parent, a fee of $381,273,716 in cash (the “Termination Fee”), not later than, (x) in the case of clause (i) of this Section 7.3(a), substantially concurrently with such termination, (y) in the case of clause (ii) of this Section 7.3(a), two (2) business days after the date of termination of this Agreement, and (z) in the case of clause (iii) of this Section 7.3(a), two (2) business days after the earlier of the date the definitive agreement with respect to the Company Alternative Transaction is entered into and the date the Company Alternative Transaction is consummated; it being understood that (1) for all purposes of this Section 7.3(a), all references to “20%” in the definition of “Company Alternative Transaction” shall be deemed to be references to “50%” and (2) in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(b) Reverse Termination Fee. In the event that (i) Parent or the Company terminates this Agreement pursuant to (x) Section 7.1(c) (Legal Restraints) and such Legal Restraint that gives rise to such termination right is in respect of, pursuant to or arises under any Antitrust Laws or (y) Section 7.1(b) (End Date) and (ii) at the time of such termination, (A) the condition set forth in Section 6.1(a) (Stockholder Approval) has been satisfied, (B) either of the conditions set forth in Section 6.1(b) (No Legal Restraints) or Section 6.1(c) (Regulatory Approvals) has not been satisfied (and, in the case of Section 6.1(b) (No Legal Restraints), the Legal Restraint that has caused Section 6.1(b) (No Legal Restraints) to not be satisfied is in respect of, pursuant to or arises under any Antitrust Law), (C) all of the conditions set forth in Section 6.3 (Conditions to Obligations of Parent and Merger Sub to Effect the Closing) are satisfied (or, in the case of conditions that by their terms are to be satisfied at the Closing, are capable of being satisfied on such date), and (D) a breach by the Company of its covenants or agreements in this Agreement have not contributed materially to the applicable Legal Restraint that gives rise to the termination right pursuant to Section 7.1(c) (Legal Restraints) or the failure of any of the conditions set forth in Section 6.1(b) (No Legal Restraints) or Section 6.1(c) (Regulatory Approvals) to be satisfied, then Parent shall pay, or cause to be paid, by wire transfer of immediately available funds to the Company a fee of $381,273,716 in cash (the “Reverse Termination Fee”) no later than two (2) business days after the date of the termination of this Agreement. In no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion.

(c) Other than as specified in Section 7.2(a) and Section 7.3(b), upon the payment by the Company of the Termination Fee as and when required by Section 7.3(a) or by Parent of the Reverse Termination Fee as and when required by Section 7.3(b), none of the Company Parties or Parent Parties, as applicable, shall have any further liability with respect to this Agreement or the Transactions to any Parent Party or Company Party, as applicable. If any applicable Law requires deduction or withholding of any Tax from any payment of the Termination Fee or Reverse Termination Fee, as applicable, then the Company or Parent, as applicable, shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Body in accordance with applicable Law (and such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made).

(d) Claims. Each Party agrees that notwithstanding anything in this Agreement to the contrary, in the event that any Termination Fee or Reverse Termination Fee, as applicable, is paid to Parent or the Company, as applicable, in circumstances in which such fee is payable in accordance with this Section 7.3, (i) the payment of such Termination Fee shall be the sole and exclusive remedy of Parent, its Affiliates (including Guarantor and Merger Sub), stockholders, officers, directors, employees and each of the foregoing’s Representatives against the Company, its Subsidiaries or any of their respective Representatives or Affiliates, (ii) the payment of such Reverse Termination Fee shall be the sole and exclusive remedy of the Company, its Affiliates, stockholders, officers, directors, employees and each of the foregoing’s Representatives against the Parent, its Subsidiaries or any of their respective Representatives or Affiliates (including Guarantor and Merger Sub), and (iii) no Party nor any Affiliates or Representatives of any Party shall have any further liability or obligation to the other Party nor any of its Affiliates or Representatives arising out of or relating to this Agreement or the Transactions; provided that in each case of the foregoing clauses (i), (ii) and (iii), no termination of this Agreement will relieve any Party from any liability for any Fraud or Willful Breach hereunder or affect the rights or obligations of any Party pursuant to the Confidentiality Agreement.

(e) Acknowledgements. Each Party acknowledges that the agreements in this Section 7.3 are an integral part of this Agreement and that, without these agreements, the Parties would not have entered into this Agreement. Accordingly, if the Company or Parent fails to promptly pay any amount due pursuant to this Section 7.3, the Company shall pay to Parent or Parent shall pay to the Company, as applicable, all fees, costs, and expenses of enforcement (including attorneys’ fees and expenses as well as expenses incurred in connection with any action initiated by Parent or the Company, as applicable), together with interest on the amount due under this Section 7.3 at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made. The Parties further acknowledge that the Termination Fee or Reverse Termination Fee, as applicable, shall not constitute a penalty but rather liquidated damages for losses and damages described in Section 7.3(a) or Section 7.3(b) in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which the Termination Fee or Reverse Termination Fee, as applicable, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

Section 8.1 Amendment. Subject to compliance with applicable Law, prior to the Effective Time, this Agreement may be amended or supplemented with the approval of each of the Company Board and Parent at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties; provided, that after receipt of the Required Company Stockholder Approvals, if any such amendment or waiver shall by applicable Law or in accordance with the rules of the NASDAQ Global Markets require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company.

Section 8.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege, or remedy under this Agreement, shall operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege, or remedy. No Party shall be deemed to have waived any claim arising out of or relating to this Agreement, or any power, right, privilege, or remedy under this Agreement, unless the waiver of such claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 8.3 Entire Agreement; Counterparts. This Agreement and the other agreements, exhibits, annexes, and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 8.4 Applicable Laws; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement shall be governed by, and construed in accordance with, Delaware Law, without giving effect to any law, rule, or provision that would cause the application of any Law other than Delaware Law. The Parties expressly acknowledge and agree that: (i) the requirements of 6 Del. C. § 2708 are satisfied by the provisions of this Agreement and that such statute mandates the application of Delaware Law to this Agreement, the relationship of the Parties, the Transactions, and the interpretation and enforcement of the rights and duties of any Party; (ii) the Parties have a reasonable basis for the application of Delaware Law to this Agreement, the relationship of the Parties, the Transactions, and the interpretation and enforcement of the rights and duties any Party; (iii) no other jurisdiction has a materially greater interest in the foregoing; and (iv) the application of Delaware Law would not be contrary to the fundamental policy of any other jurisdiction that, absent the Parties’ choice of Delaware Law hereunder, would have an interest in the foregoing.

(b) In any action or Legal Proceeding arising out of or relating to this Agreement or the Transactions (including any amount due or payable in connection therewith or any matter arising out of or relating to the termination of either of them), each of the Parties irrevocably and unconditionally: (i) consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, any other state or federal court in the State of Delaware (the “Chosen Courts”); (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction of such Chosen Court by motion, other request for leave, or other Legal Proceeding; (iii) agrees that any Legal Proceeding arising out of or relating to this Agreement or the Transactions shall be brought, tried, and determined only in the Chosen Courts; (iv) waives any claim of improper venue or any claim that the appropriate Chosen Court is an inconvenient forum; and (v) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement or the Transactions in any court or elsewhere other than the Chosen Courts. Each of the Parties irrevocably consents to service of process in the same manner as for the giving of notices under Section 8.7 or any other manner permitted by applicable Law. A final judgment in any action or Legal Proceeding commenced in accordance with this Section 8.4 shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided that nothing in the foregoing shall restrict any Party’s right to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(c) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform its obligations under the provisions of this Agreement in accordance with its terms or otherwise breaches such provisions (other than payment of the Termination Fee or the Reverse Termination Fee). Subject to the following sentence, (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other non-monetary equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement; (ii) the provisions set forth in Section 7.3 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific performance, in each case, except if Parent has been paid the Termination Fee or the Company has been paid the Reverse Termination Fee in accordance with the terms of this Agreement; and (iii) the right of specific performance is an integral part of the Transactions, and, without that right, neither the Company nor Parent would have entered into this Agreement. Except if the Termination Fee or the Reverse Termination Fee has been paid pursuant to Section 7.3, no Party shall oppose the granting of an injunction, specific performance, or other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking any injunction or other equitable relief to prevent any breach of this Agreement or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.4(c) shall not be required to provide any bond or other security in connection with any such order or injunction. In the event that a Party initiates a Legal Proceeding seeking equitable relief pursuant to this Section 8.4(c), the End Date shall automatically be extended to (x) the twentieth (20th) business day following the date on which such Legal Proceeding is finally resolved or (y) such other date established by the Chosen Court presiding over such Legal Proceeding.

(d) EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN OR AMONG THE PARTIES ARISING OUT OF, RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.5 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns and shall be enforceable solely by the Parties; provided that neither this Agreement nor any right hereunder may be assigned without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any such right without such consent shall be void ab initio and of no effect; provided, further, that Parent or Merger Sub may assign this Agreement or its rights, interests and obligations hereunder to any Affiliate (provided that no such assignment shall relieve Parent or Merger Sub of their respective obligations hereunder and no such assignment shall result in additional withholding or deduction of, or any additional requirement to withholding or deduct, any amount of Tax pursuant to this Agreement).

Section 8.6 No Third-Party Beneficiary. Nothing in this Agreement is intended to or shall confer upon any Person (other than the Parties) any power, right, privilege, or remedy of any nature whatsoever under or by reason of this Agreement, except for: (a) Section 5.7 (which, from and after the Effective Time, shall be for the sole benefit of the Indemnified Persons); (b) the limitations on liability of the Company Parties set forth in Section 7.3 (which shall be for the express benefit of, and enforceable by, each of the Company Parties) and (c) any provisions relating to Guarantor which shall be for the benefit of Guarantor.

Section 8.7 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) business days after being sent by certified or registered mail, postage prepaid, or by nationally recognized overnight courier or express delivery service, (c) if sent by email transmission, prior to 10:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or (d) if sent by email transmission after 10:00 p.m. recipient’s local time, on the business day following the date of transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto); provided that, in each case, the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party as follows (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

If to Guarantor, Parent or Merger Sub (or following the Effective Time, the Surviving Corporation):

AbbVie Inc.
1 North Waukegan Road
North Chicago, Illinois 60064
Attention:	Executive Vice President, General Counsel and Secretary
Email:	[***]

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:	Krishna Veeraraghavan Benjamin M. Goodchild
Email:	[***] [***]

if to the Company (prior to the Effective Time):

Apogee Therapeutics, Inc.
One Letterman Drive, Building B 6th Floor
San Francisco, CA 94129
Attention: Matthew Batters
Email:  [***]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
200 Clarendon Street
Boston, Massachusetts 02116
Attention:	Graham Robinson, P.C. Chadé Severin, P.C.
Email:	[***] [***]

Section 8.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties shall not object to the court making such determination having the power to limit such term or provision, to delete specific words or phrases, or to replace such term or provision with a term or provision that is valid, enforceable, and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power available to it in the prior sentence, this Agreement shall be deemed amended to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will most closely achieve the economic, business, and other purposes of such invalid or unenforceable term or provision.

Section 8.9 Expenses. Except as set forth in the last sentence of Section 5.5(d), Section 5.7 and Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Transactions are consummated.

Section 8.10 Guarantee of Guarantor. As a material inducement to the Company entering into this Agreement and consummating the transactions contemplated hereby, Guarantor hereby irrevocably and unconditionally guarantees to the Company, the full and timely performance and satisfaction of Parent and Merger Sub’s obligations as set forth in this Agreement, in each case as and when due. If, for any reason whatsoever, Parent or Merger Sub shall fail or be unable to make full and timely payment as set forth in this Agreement or perform any of its obligations under this Agreement, such payment or obligations shall be due and payable for the purposes hereof and Guarantor will forthwith pay and cause to be paid in lawful currency of the United States, or perform or cause to be performed, Parent and Merger Sub’s obligations hereunder. The foregoing obligation of Guarantor constitutes a continuing guarantee of payment and performance (and not merely of collection), and is and shall be absolute and unconditional under any and all circumstances, including circumstances which might otherwise constitute a legal or equitable discharge of a Guarantor and including any amendment, extension, modification or waiver of any of Parent and Merger Sub’s payment or other obligations hereunder, or any insolvency, bankruptcy, liquidation or dissolution of Parent or Merger Sub or any assignment thereby. Without limiting the generality of the foregoing, Guarantor agrees that its obligations under this section are independent from those of Parent and Merger Sub and its liability shall extend to all liabilities and obligations that constitute part of Parent and Merger Sub’s payment and other obligations hereunder, irrespective of whether any action is brought against Parent or Merger Sub or whether Parent or Merger Sub is joined in any such action or actions.

Section 8.11 Transfer Taxes. Except as expressly provided in Article II, all transfer, documentary, sales, use, stamp, registration, value-added, and other similar Taxes and fees incurred in connection with the consummation of the Transactions shall be paid by Parent and Merger Sub when due.  Parent shall, at its sole expense, file all necessary Tax Returns and other documentation with respect to such Taxes and fees required by Law to be filed.

Section 8.12 Company Disclosure Schedule. The disclosures set forth in any particular part or subpart of the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of): (a) the representations and warranties or covenants of the Company that are set forth in the corresponding section or subsection of this Agreement and (b) any other representation and warranty or covenant of the Company that is set forth in this Agreement to the extent, in the case of this clause (b), the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representation and warranty or covenant is reasonably apparent on the face of such disclosure. No Party may deem the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation and warranty or covenant as an admission that such item represents a material exception or material fact, event, or circumstance or that such item is material or constitutes a Material Adverse Effect (and no Party concedes such materiality or effect by its inclusion), and no reference to, or disclosure of, any item or other matter in the Company Disclosure Schedule shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material.

Section 8.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; and one gender shall include all other genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) As used in this Agreement, the word “or” is not exclusive, unless the context otherwise requires.

(e) As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and shall not mean simply “if.”

(f) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes,” and “Schedules” are intended to refer to sections of this Agreement and Exhibits, Annexes, and Schedules to this Agreement, as applicable.

(g) The phrase “made available,” when used in reference to anything made available to Guarantor, Parent, Merger Sub, or any of their respective Representatives, in each case, shall be deemed to include anything (i) uploaded to the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the Transactions, (ii) delivered to Parent or its Representatives or (iii) publicly available, without redactions, on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC prior to the date of this Agreement, in each case, no later than twenty-four (24) hours prior to the execution and delivery of this Agreement.

(h) The bold-faced headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

(i) Any reference to (i) any Contract (including this Agreement) are to the Contract as amended, modified, supplemented, restated, or replaced from time to time (in the case of any Contract, to the extent permitted by the terms thereof and, if applicable, the terms of this Agreement); (ii) any Governmental Body includes any successor to that Governmental Body; and (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, include any rule and regulation promulgated under such statute) and references to any section of any applicable Law includes any successor to such section (provided that, for purposes of any representation and warranty in this Agreement that is made as of a specific date, references to any Law or Contract shall be deemed to refer to such Law or Contract, as amended, and to any rule or regulation promulgated thereunder, in each case, as of such date).

(j) The terms “Dollars” and “$” mean U.S. dollars.

(k) Any reference herein to “as of the date hereof,” “as of the date of this Agreement,” or words of similar import shall be deemed to mean the date set forth in the Preamble.

(l) When “since” is used in connection with a date, the period covered thereby shall be inclusive of such date.

(m) Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ANDOR LLC

By:	/s/ Scott T. Reents
	Name:	Scott T. Reents
	Title:	President

ANDOR MERGER CO.

By:	/s/ Scott T. Reents
	Name:	Scott T. Reents
	Title:	President

APOGEE THERAPEUTICS, INC.

By:	/s/ Michael Henderson, M.D.
	Name:	Michael Henderson, M.D.
	Title:	Chief Executive Officer

ABBVIE INC., solely for the limited purposes set forth herein.

By:	/s/ Scott T. Reents
	Name:	Scott T. Reents
	Title:	Executive Vice President, Chief Financial Officer

[Signature Page To Agreement And Plan Of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this EXHIBIT A):

“Acquired Companies” means the Company and the Company’s Subsidiaries, collectively.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise. For the avoidance of doubt, Guarantor and its controlled Subsidiaries shall be Affiliates of Parent.

“Agreement” means the Agreement and Plan of Merger to which this EXHIBIT A is attached.

“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 USC §§ 78dd-1, et seq.), the Anti-Kickback Act of 1986, the U.K. Bribery Act 2010, the Anti-Bribery Laws of the People’s Republic of China, legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any other applicable Law of similar effect.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, state antitrust Laws, and all other applicable Laws and regulations (including non-U.S. Laws and regulations) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“APG273” means the combination therapy of zumilokibart and APG333 targeting IL-13 and TSLP known to the Parties as “APG273”.

“APG279” means the combination therapy of zumilokibart and APG990 targeting IL-13 and OX40L known to the Parties as “APG279”.

“APG333” means the TSLP antagonist known to the Parties as “APG333”.

“APG531” means the IL-31Rα antagonist known to the Parties as “APG531”.

“APG808” means the IL-4Rα antagonist known to the Parties as “APG808”.

“APG990” means the OX40L antagonist known to the Parties as “APG990”.

“business day” means a day except a Saturday, a Sunday, or any other day on which commercial banks in the City of New York or Chicago are authorized or required by Law to be closed.

“Change in Circumstance” means any positive material event or development or material change in circumstances with respect to the Company that (a) was not known to the Company Board as of or prior to the date of this Agreement (or if known, the material consequences of which were not known or reasonably foreseeable by the Company Board) and (b) does not relate to (i) any change in the market price or trading volume of the Company’s stock (including the Company Common Stock), (ii) any Company Alternative Transaction, or (iii) the Company meeting or exceeding any internal or analyst’s expectation, forecast, estimate, or prediction in respect of revenues, earnings, or other financial or operating metrics for any period; it being understood that in the case of the foregoing clauses (i) and (iii) the underlying cause of any such event or development or change may constitute a Change in Circumstance.

“Change in Recommendation” means the Company Board or any committee thereof (i) withdraws, amends, modifies or qualifies the Company Board Recommendation or publicly states its intention to do any of the foregoing, (ii) approves, agrees to, accepts, endorses, adopts, recommends or submits or agrees to submit to a vote of the Company’s stockholders any Company Alternative Transaction, (iii) fails to recommend against any publicly announced Company Alternative Transaction (it being understood that failing to recommend against a publicly announced Company Alternative Transaction for a period of no more than five (5) business days following such announcement will not constitute a Change in Recommendation provided the Company Board has rejected such Company Alternative Transaction and affirmed the Company Board Recommendation by press release by the end of such five (5) business day period (or in the event that the Company Stockholders’ Meeting is scheduled to occur within such five (5) business day period, by the end of the third (3rd) business day prior to the date of the Company Stockholders’ Meeting)), (iv) fails to publicly reaffirm by press release (without qualification) the Company Board Recommendation within five (5) business days after having been requested in writing by Parent to do so (or in the event that the Company Stockholders’ Meeting is scheduled to occur within such five (5) business day period, prior to the third (3rd) business day prior to the Company Stockholders’ Meeting), (v) takes any action to exempt any Person from the provisions of Section 203 of the DGCL or any other applicable state takeover statute, (vi) fails to make the Company Board Recommendation in the Proxy Statement, (vii) publicly announces or publicly discloses any intention to do any of the foregoing or (viii) commits or agrees to do any of the foregoing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement, works council, labor, voluntary recognition, or similar labor‑related agreement with respect to any current or former employee of the Company or any Company Subsidiary or other Contract with a union, including a neutrality or accretion clause or agreement.

“Company Alternative Transaction” means any proposal or offer from any Person (or “group,” within the meaning of Section 13(d) of the Exchange Act, of persons) other than Guarantor and its Subsidiaries (such person (a “Company Third Party”)), relating to, in a single transaction or series of related transactions, any (a) acquisition or license of assets of the Company or any Company Subsidiary equal to 20% or more of the Company and the Company Subsidiaries’ assets (taken as a whole) or to which 20% or more of the Company and the Company Subsidiaries’ revenues or earnings (taken as a whole) are attributable, (b) issuance or acquisition of 20% or more of the outstanding Shares and other equity and voting interests (calculated on a fully diluted basis) in the Company, (c) recapitalization, tender offer, or exchange offer that if consummated, would result in any Person or group beneficially owning 20% or more of the outstanding Shares and other equity and voting interests (calculated on a fully diluted basis) in the Company, or (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving the Company that, if consummated, would result in any Person or group beneficially owning 20% or more of the outstanding Shares and other equity and voting interests (calculated on a fully diluted basis) in the Company, in each case, other than the Transactions.

“Company Associate” means each current or former officer or other employee, or individual who is a current or former temporary employee, independent contractor, consultant, or director, of or to the Company or any Company Subsidiary.

“Company Common Stock” means each share of Company Voting Common Stock or Company Non-Voting Common Stock, as applicable.

“Company Non-Voting Common Stock” means each share of non-voting common stock, par value $0.00001 per share, of the Company.

“Company Voting Common Stock” means each share of voting common stock, par value $0.00001 per share, of the Company.

“Company Contract” means any (i) Contract between the Company or any Company Subsidiary, on the one hand, and any party other than the Company or any Company Subsidiary, on the other hand, or (ii) Contract pursuant to which the Company or any Company Subsidiary is otherwise bound (other than a Contract solely by and among the Company and the Company Subsidiaries).

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company and delivered by the Company to Parent on the date of, and in accordance with the terms of, this Agreement.

“Company Equity Awards” means the Company Options, Company Restricted Stock Units and Company Restricted Stock.

“Company Equity Plan” means the Company’s 2023 Equity Incentive Plan.

“Company ESPP” means the Company’s 2023 Employee Stock Purchase Plan, as amended by that certain amendment dated as of June 11, 2024.

“Company IT Assets” means hardware, software, systems, networks, databases, websites, applications and other information technology assets and equipment, in each case, that are owned, operated, used, or controlled by or for the Company or any Company Subsidiary and used in connection with the conduct of their businesses.

“Company Lease” means any Company Contract pursuant to which real property is licensed, leased, subleased, used or otherwise occupied by the Company or a Company Subsidiary, as applicable, from another Person, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto.

“Company Licensed IP” means all Intellectual Property Rights that are owned by a third party and licensed or sublicensed or purported by the Company to be licensed or sublicensed to the Company or any Company Subsidiary.

“Company Licensed Registered IP” means any Patent, trademark, copyright, or domain name included in the Company Licensed IP that is exclusively licensed to the Company or any Company Subsidiary, that is registered or issued under the authority of any Governmental Body or internet domain name registrar, and any application for the registration of any of the foregoing.

“Company Options” means a compensatory stock option to acquire Shares (whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition, or similar transaction, or otherwise issued or granted by the Company).

“Company Owned IP” means all Intellectual Property Rights that are owned or purported to be owned by the Company or any Company Subsidiary.

“Company Owned Registered IP” means any Patent, trademark, copyright, or domain name included in the Company Owned IP that is registered or issued under the authority of any Governmental Body or internet domain name registrar, and any application for the registration of any of the foregoing.

“Company Parties” means the Company, any Company Subsidiary, and any of their respective current or former stockholders, optionholders, unitholders, members, Affiliates, or Representatives.

“Company Preferred Stock” means the preferred stock, $0.00001 par value per share, of the Company.

“Company Restricted Stock Unit” means a restricted stock unit with respect to Shares (whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition, or similar transaction, or otherwise issued or granted by the Company).

“Company Restricted Stock” means a restricted stock award with respect to Shares (whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition, or similar transaction, or otherwise issued or granted by the Company).

“Company Warrants” means the Pre-Funded Warrants to purchase shares of Company Common Stock issued by the Company on October 10, 2025.

“Consent” means any approval, consent, ratification, permission, waiver, or authorization (including any Governmental Authorization).

“Contract” means any legally binding agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan, or other legally binding commitment or undertaking of any nature inclusive of all amendments or modifications thereto (except, in each case, ordinary course of business purchase orders).

“DOJ” means the U.S. Department of Justice.

“Employee Plan” means any compensation, employment, consulting, salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, equity or equity-based, severance pay, termination pay, death benefit, disability benefit, hospitalization, medical, life or other welfare benefit-related insurance, flexible benefits, supplemental unemployment benefit, profit-sharing, pension or retirement, change of control, transaction bonus, retention, relocation, repatriation or expatriation plan, policy, program, agreement, or arrangement and each other “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), or arrangement sponsored, maintained, contributed to, or required to be contributed to, by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has any direct or indirect liability, including on account of any other Person that would be or, at any relevant time, would have been considered a single employer with the Company or any Company Subsidiary under the Code or ERISA (excluding workers’ compensation, unemployment compensation, and other government programs) for the benefit of, or relating to, any present or former employee, officer, consultant or non-employee individual service provider of the Company or any Company Subsidiary (or any dependent or beneficiary of such Person).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, encroachment, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest, or other restrictions (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, and any restriction on the possession, exercise, or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means legal limitations on enforceability: (a) arising from applicable bankruptcy and other similar Laws affecting the rights of creditors generally; (b) arising from Laws governing specific performance, injunctive relief, and other equitable remedies; and (c) based on any indemnity against liabilities under Securities Laws in connection with the offering, sale, or issuance of securities.

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other enterprise, association, organization, or entity.

“Environmental Law” means any federal, state, local, or foreign Law relating to pollution or protection of human health, worker health, or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), including any Law or regulation relating to emissions, discharges, Releases, or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“Exchange Act” means the Securities Exchange Act of 1934.

“Foreign Direct Investment Laws” means any Law that provides for review of the cross-border acquisition of any interest in or assets of a business or entity (including for national security or defense reasons) under the jurisdiction of an applicable Governmental Body.

“Formation Date” means February 4, 2022.

“Fraud” means an actual, intentional, and knowing Delaware common law fraud (and not a constructive fraud, negligent misrepresentation, or omission, or any form of fraud premised on recklessness or negligence) by Parent, Merger Sub, or the Company in the making of the representations and warranties in Article III or Article IV of this Agreement, as applicable.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and all regulations promulgated thereunder.

“FTC” means the U.S. Federal Trade Commission.

“Good Clinical Practices” means the applicable Laws and standards for clinical trials for pharmaceuticals (including all applicable requirements relating to protection of human subjects), as set forth in the FDCA and applicable regulations promulgated thereunder (including 21 C.F.R. Parts 50, 54, 56, and 312), as amended from time to time, and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by any Governmental Body in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, in which any Products are distributed, sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

“Good Laboratory Practices” means the applicable Laws and standards for non-clinical laboratory studies, including FDA’s regulations codified at 21 C.F.R. Part 58, as may be amended from time to time, and comparable foreign Laws.

“Good Manufacturing Practices” means the applicable Laws and standards for current Good Manufacturing Practices promulgated by the FDA under the FDCA (including 21 C.F.R. Parts 210, 211, 600 and 601, as amended from time to time), Health Canada, the European Medicines Agency or under the European Union guide to Good Manufacturing Practice for medical products and any other applicable Regulatory Authority in each jurisdiction where the Company or a third party acting on its behalf is undertaking a clinical trial or any manufacturing activities as of or prior to the Effective Time.

“Governmental Authorization” means any (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, supra-national body, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature, including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body, or Entity; or (d) any court, arbitrator, or other tribunal.

“Government Official” means an employee, officer, or representative of, or any Person otherwise acting in an official capacity for or on behalf of a Governmental Body, whether elected or appointed, including an officer or employee of a state-owned or state-controlled enterprise, a political party, political party official or employee, candidate for public office, or an officer or employee of a public international organization (such as the World Bank, United Nations, International Monetary Fund, or Organization for Economic Cooperation and Development).

“Hazardous Materials” means any (a) medical, biological or biohazardous material (including any infectious material, biological product, bodily fluid, stock, culture, diagnostic specimen, regulated animal, or medical waste) that is regulated as “hazardous” or “toxic” under any Environmental Law, (b) petroleum product, derivative or by-product, asbestos-containing material, radon, urea formaldehyde foam insulation, polychlorinated biphenyls, radioactive materials, toxic mold or fungi, or (c) other chemical, substance, material or waste that in relevant form, quantity or concentration is regulated as “hazardous” or “toxic” under any Environmental Law.

“Healthcare Laws” means, as applicable, the following United States Laws and applicable foreign equivalents: (a) the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Beneficiary Inducement Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Stark Physician Self-Referral Law (42 U.S.C. § 1395nn), the Eliminating Kickbacks in Recovery Act of 2018 (18 U.S.C. § 220), the U.S. Civil False Claims Act (31 U.S.C. § 3729 et seq.), 42 U.S.C. §§ 1320a-7a, and 1320a-7b and the regulations promulgated pursuant to such statutes, and any comparable self-referral or fraud and abuse laws promulgated by any Governmental Body; (b) the U.S. Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.) (“HIPAA”), and the regulations promulgated thereunder and any Law or regulation the purpose of which is to protect the privacy of individually-identifiable patient information; (c) Medicare (Title XVIII of the Social Security Act); (d) Medicaid (Title XIX of the Social Security Act); (e) the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010; (f) the Physician Payment Sunshine Act/Open Payments Law (42 U.S.C. § 1320a-7h); (g) the Exclusion Laws (42 U.S.C. § 1320a-7); (h) the FDCA, the PHSA, FDA regulations promulgated thereunder, or any similar Laws of foreign jurisdictions in which the Company or any Company Subsidiary currently conducts business or provide services; (i) the Veterans Health Care Act of 1992, the 340B Drug Pricing Program (42 U.S.C. § 256b), Federal Supply Schedule (38 U.S.C. § 8126), or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement; (j) the Prescription Drug Marketing Act of 1987; (k) quality, safety and accreditation standards and requirements of all applicable Governmental Bodies, (l) Good Clinical Practices, (m) Good Laboratory Practices, (n) Good Manufacturing Practices, (o) any and all other applicable comparable Laws of other Regulatory Authorities and (p) any other requirements of Law that relates to the design, development, testing, studying, manufacturing, processing, storing, holding, shipping, transporting, distributing, importing or exporting, licensing, labeling, packaging, advertising, promotion, selling, pricing, or marketing of pharmaceutical products, or that is related to remuneration (including ownership) to or by physicians or other health care providers (including kickbacks) or the disclosure or reporting of the same, patient or program charges, record-keeping, claims processing, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care products or services.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means: (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person (other than the Company or any Company Subsidiary); (b) any obligation evidenced by notes, bonds, debentures, or similar Contracts to any Person; (c) any obligation in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases); (d) any obligation to any Person (other than the Company or any Company Subsidiary) that grants a right to revenue and royalty payments from any Products to such Person; or (e) any guaranty of any such obligation described in clauses (a) through (d) of any Person (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business).

“Intellectual Property Rights” means all intellectual property rights throughout the world, whether registered or unregistered, including all: (a) patents, patent applications and registrations, design patents and other patent rights, including all divisions, continuations, continuations-in-part, renewals, reissues, extensions, certificates of reexamination, utility models and supplementary protection certificates (collectively, “Patents”); (b) trademarks, service marks, trade dress, logos, brands, trade names, company names and similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by any of the foregoing; (c) copyrights, works of authorship and database rights; (d) trade secrets, proprietary know-how, inventions, designs and, to the extent protected as confidential, processes, procedures, data, databases, drawings, specifications, records, formulae, methods and confidential business information (collectively, “Trade Secrets”); (e) rights in software (including source code, object code and related documentation and specifications); and (f) internet domain names, social media account identifiers and URLS; in each case (a)-(f), including any applications, registrations, issuances, extensions and renewals for any of the foregoing with any Governmental Body or internet domain name registrar.

“International Trade Laws” means any of the following: (a) any Laws concerning the importation of merchandise, items (including technology, services, and software), including those administered by U.S. Customs and Border Protection or the U.S. Department of Commerce, (b) any Laws concerning the exportation or re-exportation of items (including technology, services, and software), including those administered by the U.S. Department of Commerce or the U.S. Department of State, or (c) any economic sanctions administered by OFAC, the U.S. State Department, the United Nations, Canada, the European Union, or the United Kingdom.

“IRS” means the United States Internal Revenue Service, or any successor agency thereto.

“knowledge,” with respect to an Entity, means with respect to the matter in question the actual knowledge of the individuals on Section A of the Company Disclosure Schedule in each case, after reasonable inquiry of their direct reports reasonably expected to have knowledge of such matters.

“Law” means any United States, or foreign federal, state, local, municipal, national, multinational, or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or other legal requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Body or under the authority of NASDAQ Global Markets.

“Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination, or investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other Governmental Body, or any arbitrator or arbitration panel.

“Material Adverse Effect” means an event, effect, change, occurrence, condition, or development (an “Effect”) that, individually or taken together, has had or would reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities, operations, condition (financial or otherwise), or results of operations of the Acquired Companies, taken as a whole; provided that no Effect arising out of or resulting from any of the following shall be deemed either alone or in combination to constitute or will be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any change in the market price or trading volume of the Company’s stock (including the Company Common Stock); (b) the execution, announcement or consummation of the Transactions (including the identity of Guarantor, Parent or Merger Sub) (other than for purposes of any representation or warranty in Section 3.5 or Section 3.12(k) but subject to disclosures in Section 3.5 of the Company Disclosure Schedule); (c) general changes or developments in the clinical stage biopharmaceutical industry or changes in the economy generally or changes in other general business, financial, or market conditions (including interest rates, exchange rates, tariffs, trade wars, and credit markets); (d) general changes or developments in the fluctuations in the value of any currency; (e) (i) changes to any domestic, foreign or global political condition, (ii) any act of terrorism, war (whether or not declared), civil unrest, civil disobedience, protests, public demonstrations, insurrection, national or international calamity, sabotage or terrorism, (iii) any pandemic or epidemic or other outbreak of contagious diseases (or the escalation or worsening of any of the foregoing) or (iv) any volcano, tsunami, earthquake, hurricane, tornado, other natural or man-made disaster, or any similar force majeure event; (f) the failure of the Acquired Companies to meet internal or analyst’s expectation, forecast, estimate, or prediction in respect of revenues, earnings, or other financial or operating metrics for any period; (g) any action taken (or failure to act) by the Company at the written direction of Parent and any action specifically required to be taken by the Company under this Agreement (excluding the requirement that the Company conduct its business in all material respects in the ordinary course); or (h) any change or proposed change in any Law or GAAP after the date hereof; it being understood that the exceptions in clauses (a) and (f) shall not prevent, or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses (b) through (e) or (g) and (h) hereof) has been or would be reasonably expected to be a Material Adverse Effect or has otherwise resulted in or contributed to a Material Adverse Effect; except, in the case of each of clauses (c), (d), (e) and (h), to the extent that such Effect adversely disproportionately affects the Acquired Companies, taken as a whole, compared to other similar biopharmaceutical companies, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has been, or would reasonably expected to be, a Material Adverse Effect.

“NASDAQ Global Markets” means the NASDAQ Global Markets, or any successor stock exchange operated by the NASDAQ Global Markets or any successor thereto.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“ordinary course of business” means the ordinary course of business consistent with past practice.

“Organizational Documents” means the certificate of incorporation, bylaws, memorandum of association, certificate of association, limited partnership agreement, operating agreement or equivalent governing document of an Entity, as amended and in effect on the date of the Agreement.

“Paragon” means Paragon Therapeutics, Inc.

“Paragon Agreement” means each and all of the following: (i) that certain Antibody Discovery and Option Agreement, dated February 24, 2022, by and between the Company and Paragon, as amended, (ii) 2023 Option Agreement, dated November 9, 2023, by and between the Company and Paragon, (iii) IL-13 License Agreement, dated November 4, 2022, by and between the Company and Paragon, (iv) IL-4Rα License Agreement, dated April 3, 2023, by and between the Company and Paragon, (v) OX40L license Agreement, dated April 28, 2023, by and between the Company and Paragon and (vi) TSLP License Agreement, dated August 9, 2024, by and between the Company and Paragon (the “Paragon TSLP License”) and (vii) IL-31R License Agreement, dated June 17, 2026, by and between the Company and Paragon.

“Parent Material Adverse Effect” means an Effect that would prevent, materially delay, or materially impair the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or to consummate the Transactions.

“Parent Parties” means Parent, Merger Sub, or any of their respective current, former, or future stockholders, optionholders, members, Representatives, or Affiliates.

“Parties” means Parent, Merger Sub, and the Company.

“Party” means any of Parent, Merger Sub, or the Company.

“Permitted Encumbrance” means (a) any Encumbrance for Taxes that is either (i) not yet due and delinquent or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the consolidated financial statements of the Company to the extent required by GAAP, (b) any Encumbrance representing the right of any customer, supplier, or subcontractor (including mechanic’s, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’, and similar liens granted or which arise in the ordinary course of business) that is either (i) not yet due and delinquent or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the consolidated financial statements of the Company to the extent required by GAAP, (c) in the case of any Contract, any Encumbrance that is a restriction against the transfer or assignment thereof and is included in the terms of such Contract, (d) any Encumbrance for which appropriate reserves have been established in the consolidated financial statements of the Company, (e) any grants of non-exclusive licenses or sublicenses with respect to Intellectual Property Rights, in each case, granted by the Acquired Companies, (f) any defect, imperfection of title, or other Encumbrance not materially interfering with the conduct of the business of the Company and the Company Subsidiaries in the ordinary course, and (g) in the case of real property, any easement, right-of-way, encroachment, restriction, condition, or other similar Encumbrance incurred or suffered in the ordinary course of business and that, individually or in the aggregate, does not and would not impair the use (or contemplated use), utility, or value of the applicable real property or otherwise impair the present or contemplated business operations at such location, or zoning, entitlement, building, and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report which are not violated in any material respect by such Leased Real Property or the current use thereof.

“Person” means any individual, Entity, or Governmental Body.

“Personal Information” means any information that constitutes “personal data,” “personal information,” “personally identifiable information,” “protected health information,” “biometric information,” or any similar term under any Privacy Law.

“PHSA” means the United States Public Health Service Act, as amended, and all regulations promulgated thereunder.

“Privacy Laws” means all applicable Laws governing the Processing, privacy or security of Personal Information and all legally binding guidance issued thereunder, including to the extent applicable to the Company or Company Subsidiaries, the California Consumer Privacy Act, as amended by the California Privacy Rights Act, HIPAA, the European Union General Data Protection Regulation (EU) 2016/679 and all Laws implementing it, the UK GDPR as defined in the Data Protection, Privacy and Electronic Communications (Amendments, etc.) (EU Exit) Regulations 2019, the UK Data Protection Act 2018, the Privacy and Electronic Communications Directive (2002/58/EC) and any national laws implementing such directive, any other Law concerning requirements for website and mobile application privacy policies and practices, or any outbound communications (including e-mail marketing, telemarketing and text messaging), tracking, and marketing, and binding industry standards such as, as applicable, the Payment Card Industry Data Security Standards.

“Process” or “Processing” (or its conjugates) means any operation or set of operations that is performed upon Personal Information or sets of Personal Information, whether or not by automatic means.

“Processor” means any third-party processors and service providers appointed by Company or any Company Subsidiary to Process Personal Information for or on behalf of the Company or any Company Subsidiary.

“Product” means all products and product candidates of the Company and the Company Subsidiaries, including zumilokibart, APG531, APG990, APG333, APG808, APG279 and APG273, and any other all biological, vaccine and small molecule drug candidates, therapies, compounds, devices and products (or any components, salts, solvates, polymorphs, complexes, cocrystals or intermediates of any of the foregoing) that are being researched, tested, developed, labeled, manufactured, handled, packaged, stored, supplied, promoted, imported, exported, distributed, commercialized or sold by, or being licensed, sublicensed or held for license or sublicense by the Company or any Company Subsidiary, including in connection with the Company’s research programs targeting IL-31R, IL-22R and IL-18.

“Regulatory Authority” means the FDA or any Governmental Body (including the European Medicines Agency) that performs functions similar to those performed by the FDA or otherwise has jurisdiction over the safety, efficacy, approval, development, testing, labeling, manufacturing, storage, marketing, promotion, sale, commercialization, shipment, import, export, sale or distribution of pharmaceutical products, biological products, or any Product.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment.

“Representatives” means officers, directors, employees, managers, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors, and other representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means any (i) unauthorized, unlawful, or accidental acquisition of, access to, Processing of, loss of, or misuse of Personal Information; or (ii) a phishing, ransomware, denial of service (DoS) or other cyberattack on Company IT Assets.

“Securities Laws” means the Securities Act, the Exchange Act, and all other applicable securities Laws, in each case together with all rules and regulations and published policies thereunder and the rules and published policies of the Nasdaq Exchange.

“Subsidiary” means, with respect to a Person, any other Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest, or (c) a managing member interest, in each case, is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

“Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Company Third Party to enter into a Company Alternative Transaction that (i) did not result from a breach of Section 5.3 and (ii) the Company Board determines, in its good faith judgment, after consultation with outside financial advisor(s) and outside legal counsel, (A) is reasonably likely to be consummated in accordance with its terms and conditions and is not subject to a diligence or financing condition and (B) is on terms that, if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions, in the case of each of (A) and (B) taking into account all financial, regulatory, legal and other aspects of such proposal (including certainty of closing) and the Person making the proposal; provided that, for purposes of this definition of “Superior Proposal,” the references to “20%” in the definition of Company Alternative Transaction shall be deemed to be references to “50%.”

“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” “business combination statute or regulation,” or other similar state anti-takeover Laws and regulations.

“Tax” means any and all U.S. federal, state, or local or non-U.S. (including provincial and territorial) taxes, fees, levies, duties, tariffs, imposts, and other actual taxes or similar fees, assessments or charges imposed by any Governmental Body (whether disputed or not), including income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, severance, employment, social security (or similar), workers’ compensation, unemployment compensation, alternative or base erosion minimum, add-on minimum, estimated, commercial rent, net worth, excise, withholding, ad valorem, stamp, transfer, escheat, value added, gains, license, registration, and documentation taxes, together with any interest or penalty, addition to tax or additional amount thereto imposed, assessed or collected by or under the authority of any Governmental Body in respect of taxes, and including any liability for any such amounts as a result either of being a member of a group filing Tax Returns on a combined, consolidated, unitary or affiliated basis or of a contractual obligation to indemnify any Person.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, or other document or information, including any attachment thereto and any amendments thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, reporting, withholding, collection, or payment of any Tax.

“Treasury Regulations” means the regulations promulgated under the Code.

“Willful Breach” means any material breach of any covenant or agreement set forth in this Agreement prior to the date of its termination that is a consequence of any act, or failure to act, undertaken by the breaching Party with the knowledge that the taking of such act, or failure to act, would, or would reasonably be likely to, result in such breach. Notwithstanding anything in the foregoing definition to the contrary, “Willful Breach” shall include the failure to consummate the Closing when required to do so by this Agreement.

“zumilokibart” means the IL-13 antagonist known to the Parties as “zumilokibart” and/or APG777.

In addition, the following terms shall have the meanings specified in the indicated Section of this Agreement:

Term	Section
Appraisal Rights	2.1(b)
Assets	3.25
Balance Sheet	3.10
Book-Entry Shares	2.2(a)
Buyer Plan	5.6(b)
Cancelled Shares	2.1(a)(ii)
Certificate of Merger	1.3
Certificates	2.2(a)
Change in Circumstance Matching Period	5.3(d)(ii)(B)
Chosen Courts	8.4(b)
Closing	1.2
Closing Date	1.2
CMA	5.5(c)
Company	Preamble
Company 401(k) Plans	5.6(e)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Representative	3.17(a)
Company SEC Documents	3.8(a)
Company Stockholders’ Meeting	5.4(e)
Company Subsidiaries	3.1(c)
Company Subsidiary	3.1(c)
Confidentiality Agreement	5.1(b)
Delaware Law	1.1
Determination Notice	5.3(d)(ii)(A)

Term	Section
DGCL	Recitals
Dissenting Share	2.1(b)
EC	5.5(c)
Effective Time	1.3
End Date	7.1(b)
Exchange Fund	2.2(a)
FDA	3.16(a)
Federal Health Care Programs	3.16(e)
Final Exercise Date	2.3(d)
Final Offering Period	2.3(d)
GAAP	3.8(b)
Goldman	3.28
Guarantor	Preamble
Guarantor SEC Documents	Article IV
Indemnification Obligations	5.7(a)
Indemnified Persons	5.7(a)
Indemnifying Parties	5.7(b)
Jefferies	3.28
Legal Restraint	6.1(b)
Major Supplier	3.27
Matching Period	5.3(d)(i)(C)
Material Contracts	3.13(a)
Merger	Recitals
Merger Consideration	2.1(a)(i)
Merger Sub	Preamble
Parent	Preamble
Paying Agent	2.2(a)
Pre-Closing Period	5.1(a)
Privacy Requirements	3.12(j)
Proxy Statement	3.24
Reference Date	3.3(a)
Regulatory Approvals	6.1(c)
Regulatory Authorizations	3.16(a)
Required Company Stockholder Approvals	3.6
Required Non-Voting Stockholder Approval	3.6
Required Company Voting Stockholder Approval	3.6
Sanctioned Jurisdiction	3.17(b)
Sanctioned Person	3.17(b)
Share	2.1(a)(i)
Superior Proposal Notice	5.3(d)(i)(A)
Supporting Stockholders	Recitals
Surviving Corporation	Recitals
Termination Fee	7.3(a)(iii)(B)
Transactions	Recitals
Voting Agreement	Recitals
Written Consent	3.6

EXHIBIT B

VOTING AGREEMENT

[See attached.]

B-1

EXHIBIT C

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

APOGEE THERAPEUTICS, INC.

Dated as of [●], 2026

FIRST: The name of the corporation is Apogee Therapeutics, Inc. (hereinafter, the “Corporation”).

SECOND: The Corporation was originally formed as a corporation organized under the jurisdiction of the State of Delaware on June 9, 2023. This Certificate of Incorporation was first amended on July 13, 2023.

THIRD: This Second Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the Delaware General Corporate Law (“DGCL”). This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the board of directors and the stockholders of the Corporation.

FOURTH: The address of the Corporation’s registered office in the State of Delaware is c/o Corporate Creations Network Inc., 1521 Concord Pike, Suite 201, Wilmington, DE 19803, New Castle County, USA, and the name of its registered agent at such address is Corporate Creations Network Inc.

FIFTH: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

SIXTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.001 per share.

SEVENTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by written ballot unless required by the bylaws of the Corporation.

EIGHTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend or repeal the bylaws or adopt new bylaws without any action on the part of the stockholders of the Corporation; provided that any by-law adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders of the Corporation.

NINTH: To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Solely for purposes of this Article IX, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL. Any amendment, alteration or repeal of this Article IX that adversely affects any right of a director or officer shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

TENTH: To the extent allowed by Delaware law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its directors or stockholders and the Corporation renounces any expectancy that any of the directors or stockholders of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or stockholders of the Corporation that are employees, consultants or officers of the Corporation.

ELEVENTH: The Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time as prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation as of the date first above written.

APOGEE THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation]

EXHIBIT D

WRITTEN CONSENT

[See attached.]

D-1